UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2009

Dear Spectra Energy Shareholder:

It is my pleasure to invite you to Spectra Energy Corp’s 2009 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, May 7, 2009 at 10:00 a.m., local time, at our headquarters located at 5400 Westheimer Court, Houston, Texas. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

Once again this year we are furnishing our proxy materials to our shareholders electronically. We found last year that this new e-proxy process expedites our shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our annual meeting. In comparison to prior years, using the e-proxy process saved our company approximately $1.5 million in delivery costs and reduced our paper production by approximately 55 million sheets. On March 16, 2009, we mailed to our U.S. and Canadian shareholders a Notice containing instructions on how to access our 2009 Proxy Statement and Annual Report and vote online. Shareholders that have requested printed copies will continue to receive a copy of the Proxy Statement and Annual Report by mail. The proxy statement contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report if you only received a Notice by mail, and how you can elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Paul M. Anderson

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2009

To Our Shareholders:

Notice is hereby given that the 2009 Annual Meeting of the Shareholders of Spectra Energy Corp, a Delaware corporation, will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, on Thursday, May 7, 2009, at 10:00 a.m., local time. At the Annual Meeting, shareholders will be asked to take action on the following:

1.	Approval of an Amendment to our Certificate of Incorporation to eliminate the classified structure of our Board of Directors;

2.	Election of three Class III directors to our Board of Directors;

3.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009; and

4.	Such other business as may properly come before such meeting.

Only shareholders of record at the close of business on March 9, 2009 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 2 of the enclosed proxy statement. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

Patricia M. Rice

Vice President and Secretary

March 16, 2009

Houston, Texas

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Spectra Energy Corp, a Delaware corporation, for use at the 2009 Annual Meeting of Shareholders and any adjournments or postponements of the meeting (the Annual Meeting). The Annual Meeting will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas on Thursday, May 7, 2009, at 10:00 a.m., local time.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the Securities and Exchange Commission, we are making this proxy statement, our Annual Report for 2008 and our Annual Report on Form 10-K for 2008 available to shareholders electronically via the Internet. On March 16, 2009, we began mailing to our U.S. and Canadian shareholders of record as of the close of business on March 9, 2009 a Notice containing instructions on how to access this proxy statement, our Annual Report for 2008 and our Annual Report on Form 10-K for 2008 and vote online. We also began mailing these proxy materials to shareholders outside the U.S. and Canada and to shareholders who have requested paper copies of the materials.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:	You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of March 9, 2009. We refer to this date as the “record date.” This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully. In addition, as required by the proxy rules, we have included with these materials a copy of our Annual Report for 2008 and our Annual Report on Form 10-K for 2008, which contains additional information about Spectra Energy. You can also access our public filings with the Securities and Exchange Commission on our website at www. spectraenergy.com or on the SEC’s website at www.sec.gov.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

Q:	On what am I voting?

A:	• The approval of an amendment to our Certificate of Incorporation to eliminate the classified structure of our Board of Directors;

•	The election of three Class III directors; and

•	Ratification of Deloitte & Touche LLP as Spectra Energy’s independent public accountant for 2009.

Our Certificate of Incorporation provides for a classified Board of Directors, which means that the members of our Board are elected to staggered three-year terms. Under this structure, our shareholders are not provided the opportunity to elect each of our directors annually, but only elect approximately one-third of our directors each year. If our shareholders approve the proposed amendment to our Certificate of Incorporation, all of our directors will be elected annually for a one-year term.

Q:	Who can vote?

A:	Holders of Spectra Energy’s common stock as of the close of business on the record date, March 9, 2009, are entitled to vote at the Annual Meeting, either in person or by proxy. Each share of Spectra Energy common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of Spectra Energy common stock in one of the following ways:

•	by telephone—shareholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	by mail—if you received your proxy materials by mail, you can vote by mail by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Spectra Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the approval of the amendment to our Certificate of Incorporation to eliminate the classified structure of our Board of Directors;

•	FOR the election of all nominees for director; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as Spectra Energy’s independent registered public accounting firm for 2009.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue should arise for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 9, 2009.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Q:	May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time by:

•	notifying Spectra Energy’s Corporate Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposal 3 if you do not timely provide your proxy because these matters are considered “routine” under the applicable rules. The proposal to amend our Certificate of Incorporation is not considered routine and therefore may not be voted by your broker without instruction.

Q:	As a participant in the Spectra Energy Retirement Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Spectra Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee for those shares of Spectra Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Spectra Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you are urged to deliver your instructions well in advance of the Annual Meeting so that the instructions are received no later than May 4, 2009.

Q:	What constitutes a quorum?

A:	As of the record date, shares of Spectra Energy common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange listing standards, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?

A:	Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of 80% of the outstanding shares of common stock is required to approve the proposed amendment to our Certificate of Incorporation. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to approve the other proposal described in this proxy statement. In tabulating the vote on any matter other than the election of directors, abstentions will have the same effect as votes against the matter, and shares that are the subject of a broker “non-vote” will be deemed absent and will have the same effect as a vote against the proposal to amend the Certificate of Incorporation and will have no effect on the outcome of other matters.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	Spectra Energy is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Broadridge Financial Solutions, Inc. to assist in mailing proxy materials, providing electronic access to the proxy materials and requesting proxies. Broadridge’s fee for these services is approximately $60,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and other employees of Spectra Energy to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Spectra Energy common stock.

PROPOSAL 1—AMENDMENT TO THE CERTIFICATE OF INCORPORATION

General

Our Board of Directors is currently divided into three classes. Each year, our shareholders are requested to elect the directors comprising one of the classes for a three-year term. The term of the Class III directors is scheduled to expire at the 2009 Annual Meeting. The term of the Class I directors is scheduled to expire in 2010 and the term of the Class II directors is scheduled to expire in 2011. Because of the classified board structure, shareholders have the opportunity to vote on only roughly one-third of the directors each year.

Our Board of Directors has approved, and is proposing to the shareholders, an amendment to our Certificate of Incorporation to eliminate the classified board structure. If the shareholders approve this proposal, the terms of all directors will expire at the annual meeting of shareholders each year, beginning with the election of the current Class III directors at the 2009 Annual Meeting, and their successors will be elected for one-year terms that will expire at the next annual meeting, however the amendment will not affect the current terms of our directors. Class I and Class II members of our Board of Directors will continue to hold their office until their current terms expire in 2010 and 2011, respectively. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A.

The Board of Directors has concluded that shareholders should have the opportunity to vote on all directors each year. In reaching this conclusion, the Board of Directors has considered that removing the classified Board of Directors will shorten the time required for a majority stockholder or group of shareholders to replace a majority of the Board of Directors to a single year. Under a classified Board of Directors, a majority of the Board of Directors may be replaced only after two years. In addition, under Delaware law, directors of a classified board of directors may be removed only for cause. This limitation on removal of directors by cause would no longer apply if this proposal is approved.

Approval of the amendments to the Certificate of Incorporation to eliminate the classified Board of Directors requires the affirmative vote of at least 80% of the shares of common stock issued and outstanding as of the record date, or approximately             shares.

If the shareholders vote to approve this proposal, it will become effective upon the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. We intend to file the amendment immediately after the requisite vote is obtained. To fully effect the elimination of the classified board, the Board of Directors will also amend our By-laws to conform to the amended Certificate of Incorporation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF OUR BOARD OF DIRECTORS.

PROPOSAL 2—ELECTION OF DIRECTORS

General

Pursuant to our Certificate of Incorporation and By-laws, our Board of Directors is divided into three classes with staggered terms, which means that the directors in one of these classes will be elected each year for a new three-year term. Our President and Chief Executive Officer, Gregory L. Ebel, Peter B. Hamilton and Michael E. J. Phelps are designated as our Class III directors, whose term of office expires at our 2009 Annual Meeting. The term of office for our Class I directors, Fred J. Fowler, William T. Esrey, Dennis R. Hendrix and Pamela L. Carter, expires at our 2010 Annual Meeting. The term of office for our Class II directors, Paul M. Anderson, Austin A. Adams, F. Anthony Comper and Michael McShane expires at our 2011 Annual Meeting. Mr. Fowler, who recently retired as our President and Chief Executive Officer has notified the Board that he will retire from the Board as of the date of our 2009 Annual Meeting. In addition, the office of Chairman of the Board will rotate from Mr. Anderson to Mr. Esrey at the 2009 Annual Meeting. Mr. Anderson will remain a member of the Board of Directors.

Based on the recommendations from the Corporate Governance Committee, our Board of Directors has nominated its current Class III directors for election to the Board of Directors as Class III directors with their term of office expiring (1) at our 2012 Annual Meeting if Proposal 1 does not receive the requisite number of votes for approval and (2) at our 2010 Annual Meeting if Proposal 1 receives the requisite number of votes for approval.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees

The principal occupations and other information about the Board nominees for director and our incumbent Board members, other than Mr. Fowler who will retire from the Board as of the 2009 Annual Meeting, are set forth below:

Class III Directors—Nominated for Election

Gregory L. Ebel

Director since 2008

President and Chief Executive Officer

Age 44

Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy from January 2007 until assuming his current position on January 1, 2009. Prior to then, Mr. Ebel served as President of Union Gas Limited from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy, Inc.

Peter B. Hamilton

Director since 2007

Senior Vice President and Chief Financial Officer

Brunswick Corporation

Age 62

Mr. Hamilton is the Senior Vice President and Chief Financial Officer of Brunswick Corporation, a position he has held since September 2008. He previously served as Vice Chairman of Brunswick Corporation from 2000 to January, 2007. He also served as President—Brunswick Boat Group in 2006; President—Life Fitness Division, 2005 to 2006; and President—Brunswick Bowling & Billiards, 2000 to 2005.

Michael E.J. Phelps

Director since 2006

Former Chairman and CEO

Westcoast Energy Inc.

Age 61

Mr. Phelps is Chairman of Dornoch Capital Inc., a private investment company. From January 1988 to March 2002, he served as President and Chief Executive Officer, and subsequently as Chairman and Chief Executive Officer, of Westcoast Energy Inc., Vancouver, BC. Mr. Phelps sits on the Board of Directors of Canadian Pacific Railway Company, Kodiak Exploration Limited and joined the Board of Marathon Oil Corporation in January 2009. He also is a member of the Vancouver Organizing Committee for 2010 Olympic and Paralympic Games.

Class I Directors—Terms Expiring at the 2010 Annual Meeting

William T. Esrey

Director since 2006

Chairman Emeritus

Sprint Corporation

Age 69

Mr. Esrey was recently appointed as Chairman of our Board effective as of the 2009 Annual Meeting. Mr. Esrey was elected as Chairman Emeritus of Sprint Corporation, a diversified telecommunications holding company, upon his retirement in May 2003. Prior to that, he served as its Chief Executive Officer from 1985 to March 2003, and as its Chairman from 1990 to May 2003. He also served as Chairman of Japan Telecom from November 2003 until its sale in July 2004. Mr. Esrey is a director of General Mills, Inc.

Dennis R. Hendrix

Director since 2006

Retired Chairman of the Board

PanEnergy Corp

Age 68

Mr. Hendrix is the retired Chairman of the Board of PanEnergy Corp, a predecessor of Spectra Energy. He was Chairman of the Board of PanEnergy Corp from 1990 to 1997, Chief Executive Officer from 1990 to 1995 and President from 1990 to 1993. From 1997 to 2002 and from 2004 to 2007, Mr. Hendrix served as a director of Duke Energy Corporation. Mr. Hendrix also serves on the board of Newfield Exploration Company.

Pamela L. Carter

Director since 2007

President, Cummins Distribution Business

Age 59

Ms. Carter is President of Cummins Distribution Business. She previously served as President—Cummins Filtration, then as Vice President and General Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999. Ms. Carter served as Vice President and General Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc., she served as the Attorney General for the State of Indiana from 1993 to 1997.

Class II Directors—Terms Expiring at the 2011 Annual Meeting

Paul M. Anderson

Director since 2006

Chairman of the Board of Directors

Spectra Energy Corp

Age 63

Mr. Anderson served as Chairman of the Board of Duke Energy Corporation from April 2006 until assuming his current position upon the separation of Spectra Energy from Duke Energy in January 2007. He will remain a Director following the appointment of Mr. Esrey to the office of Chairman as of the 2009 Annual Meeting. From November 2003 until the merger of Duke Energy and Cinergy Corp. in April 2006, Mr. Anderson served as Chairman of the Board and Chief Executive Officer of Duke Energy. Prior to such time, Mr. Anderson served as Managing Director and Chief Executive Officer of BHP Billiton Ltd and BHP Billiton PLC, which operate on a combined basis as BHP Billiton, the world’s largest diversified resources company, from 1998 until his retirement in July 2002. Mr. Anderson currently serves on the Board of Directors of BHP Billiton Limited and BHP Billiton PLC.

Austin A. Adams

Director since 2007

Retired Chief Information Officer

JPMorgan Chase

Age 65

Mr. Adams is the retired Executive Vice President and corporate Chief Information Officer of JPMorgan Chase. He assumed that role upon the merger of JPMorgan Chase and Bank One Corporation in July 2004 and served in that position until he retired in October 2006. Before joining Bank One in 2001, Mr. Adams served as Chief Information Officer at First Union Corporation, now Wachovia Corp. He is currently a director of NCO Group, which is owned by JPMorgan Private Equity, and has served as a director of Dun & Bradstreet Corporation since April 2007.

F. Anthony Comper

Director since 2007

Retired President and Chief Executive Officer

BMO Financial Group

Age 63

Mr. Comper is the retired President and Chief Executive Officer of BMO Financial Group. He was appointed to that position in February 1999 and served as Chairman from July 1999 to May 2004. Mr. Comper previously served on the Board of Directors of the Bank of Montreal.

Michael McShane

Director since 2008

Former Chairman, President and Chief Executive Officer

Grant Prideco, Inc.

Age 55

Mr. McShane served as a director and as President and Chief Executive Officer of Grant Prideco Inc. since June 2002 and assumed the role of Chairman of the Board of Grant Prideco Inc. beginning in May 2004. Mr. McShane retired from Grant Prideco following its acquisition by National Oilwell Varco in April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President-Finance and Chief Financial Officer and director of BJ Services Company from 1998. Mr. McShane has served as a director of Complete Production Services, Inc. since March 2007.

INFORMATION ON THE BOARD OF DIRECTORS

Board Meetings and Attendance

Our Board of Directors held eight meetings during 2008. All of the incumbent directors who were then members of the Board attended at least 75% of the meetings of the Board and meetings of the Board committees on which he or she served during fiscal year 2008. Directors are encouraged to attend the Annual Meeting.

Independence of Directors

The Board of Directors may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Spectra Energy or its consolidated subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Spectra Energy or its subsidiaries. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board between Annual Meetings, at such time.

The Board of Directors has determined that none of Messrs. Adams, Comper, Esrey, Hamilton, Hendrix, McShane and Phelps and Ms. Carter, has a material relationship with Spectra Energy or its subsidiaries, and they are, therefore, independent under the listing standards of the New York Stock Exchange. In reaching this conclusion, the Board of Directors considered all transactions and relationships between each director or any member of his or her immediate family and Spectra Energy and its subsidiaries.

To assist in this determination, the Board of Directors adopted the following categorical standards for relationships that are deemed not to impair a director’s independence:

Relationship	Requirements for Immateriality of Relationship

Personal Relationships

The director or immediate family member resides within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•     Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

The director or immediate family member holds securities issued publicly by Spectra Energy or its subsidiaries.	• The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Spectra Energy or its subsidiaries.

•     The compensation cannot be contingent in any way on continued service, and

•     The director has not been employed by Spectra Energy or any company that was a subsidiary of Spectra Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Spectra Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

Relationship	Requirements for Immateriality of Relationship

Business Relationships

Payments for property or services are made between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.

•     Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member.

•     Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a non management director of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• The business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

An immediate family member is an employee (other than an executive officer) of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• None

Charitable Relationships

Charitable donations or pledges are made by Spectra Energy or its subsidiaries to a charity associated* with the director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.

A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•     Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Payments for property or services are made between Spectra Energy or its subsidiaries and a charity associated* with the director or immediate family member.	• Relationships must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*	An “associated” company is one (a) for which the director or immediate family member is general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%. An “associated” charity is one for which the director or immediate family member serves as an officer, director, advisory board member or trustee.

For purposes of these standards, immediate family members include a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. For purposes of the contribution relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Board Committees

The Board of Directors has four standing committees, which are described below. Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at www.spectraenergy.com/investors/governance and are available in print to any shareholder upon request. In addition, our non-management directors regularly meet in executive sessions over which the Chairman presides.

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management
A. Adams	X			X
P. Anderson				•
P. Carter		X	X
F. Comper		X		X
G. Ebel
W. Esrey	•		X
F. Fowler
P. Hamilton	X		X
D. Hendrix		X	•
M. McShane	X			X
M. Phelps		•		X

•	Committee Chair

Audit Committee

The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Spectra Energy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Spectra Energy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Spectra Energy by its independent public accountants. See “Independent Public Accountants” for additional information on the Audit Committee’s pre-approval policy.

Each of the members of the Audit Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards, Rule 10A-3 of the Securities Exchange Act of 1934 and Spectra Energy’s categorical standards for independence. In addition, each of the members meets the expertise requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Messrs. Esrey, Hamilton and McShane are “audit committee financial experts” as defined under SEC rules.

Compensation Committee

The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Spectra Energy and the executive officers of the general partner of Spectra Energy Partners, LP, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, the compensation program. This Committee also makes recommendations to the Board of Directors on compensation for outside directors.

Each member of the Compensation Committee is considered to be (1) “independent” under the currently applicable listing standards of the NYSE; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Corporate Governance Committee

The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director for each year’s Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors of Spectra Energy. This committee may engage an external search firm or third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The Committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors.

Each member of the Corporate Governance Committee has been determined to be “independent” within the meaning of the NYSE’s listing standards and Spectra Energy’s categorical standards for independence.

Finance and Risk Management Committee

The Finance and Risk Management Committee reviews Spectra Energy’s financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies. It reviews the financial exposure of Spectra Energy, as well as mitigating strategies, reviews Spectra Energy’s risk exposure as related to the overall company portfolio and impact on earnings and reviews the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures.

Directors’ Compensation

Directors who are Spectra Energy employees do not receive compensation for their services as directors. The following is a description of Spectra Energy’s compensation program for non-employee directors for 2008.

Type of Fee	Fee (Other Than for Meetings)	Meeting Fees
		In-Person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$10,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Annual Stock Retainer for 2008. In 2008, each director received a grant of a number of shares of Spectra Energy stock equal to $75,000 divided by the closing price of Spectra Energy’s common stock on the NYSE on the date of grant.

Compensation of the Chairman of the Board. Our Compensation Committee determined an amount of $500,000 to be an appropriate level of compensation for our Chairman of the Board for the first 18 months following the spin-off, given Mr. Anderson’s significant role in setting the strategic direction of Spectra Energy.

Compensation paid to Mr. Anderson in his role as Chairman was made through stock awards delivered in the same form as annual grants to Spectra Energy’s leadership employees. Under this arrangement, Mr. Anderson does not receive any cash retainer or meeting fees while fulfilling his role as Chairman but is eligible to participate in the Directors’ deferral plan and Matching Gifts Program described below. Beginning in July 2008, Mr. Anderson was compensated on the same basis as our other non-employee directors and he received no additional retainer for his role as Chairman. The Board of Directors has not yet determined Mr. Esrey’s Compensation for his role as Chairman, effective May 7, 2009.

During 2008, stock awards were granted to leadership employees as follows: (1) 50% of executive’s grant value was delivered in the form of nonqualified stock options that vest ratably over a three-year period, have a term of ten years and have an exercise price equal to the closing price of Spectra Energy shares on the date of grant; and (2) 50% of the executive’s grant value was delivered in the form of phantom stock units that cliff vest on the third anniversary of the date of the award with dividend equivalents accumulated and paid when the underlying phantom stock units vest.

Charitable Giving Program. Spectra Energy maintains a Directors’ Charitable Giving Program under which one of our current directors remains eligible. Eligibility for this program has been frozen and no director who is not currently eligible may become eligible in the future. Under this program, the Spectra Energy Foundation will make, upon the director’s death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that donations be made under this program during the director’s lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. The only eligible director is Mr. Esrey. In addition, Spectra Energy maintains The Spectra Energy Foundation Matching Gifts Program under which Spectra Energy will match contributions to qualifying institutions of up to $5,000 per director (or employee) per calendar year.

Expense Reimbursement and Insurance. Spectra Energy reimburses outside directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines which establish a target level of ownership of Spectra Energy common stock (or common stock equivalents) of 4,000 shares. Up to 25% of an individual ownership level may be met with equity in Spectra Energy Partners, LP. At the end of 2008, the targeted ownership level had been met by all directors, except one who joined the Board in 2008 and has five years to meet the target.

The following table describes the compensation earned during 2008 by each individual who served as an outside director during 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Options Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A. Adams	97,000	74,988	—	—	—	171,988
R. Agnelli (1)	18,666	—	—	—	—	18,666
P. Anderson	44,000	163,993	159,424	—	—	367,417
P. Carter	92,000	74,988	—	—	—	166,988
F. Comper	92,000	74,988	—	—	—	166,988
W. Esrey	126,000	82,730	—	—	—	208,730
P. Hamilton	94,000	74,988	—	—	—	168,988
D. Hendrix	103,500	82,730	—	—	—	186,230
M. McShane	74,332	74,988	—	—	—	149,320
M. Phelps	103,500	82,730	—	—	—	186,230

(1)	Mr. Agnelli retired from the Board in May 2008.
(2)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes with respect to outstanding performance share and phantom share awards, and includes amounts attributable to performance share and phantom share awards granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R).

The value of all perquisites and other personal benefits or property received by each director in 2008 was less than $10,000 and are not included in the above table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table indicates the amount of Spectra Energy common stock beneficially owned by the directors, the executive officers listed in the Summary Compensation Table under “Executive Compensation” below other than Ms. Wyrsch and Mr. Garner (referred to as the Named Executive Officers), and by all directors and executive officers as a group as of February 15, 2009. In addition, the table shows the number of common units of Spectra Energy Partners, LP, or SEP, beneficially owned by such individuals. SEP is a publicly traded master limited partnership of which Spectra Energy owns approximately 84% of the outstanding equity interests.

Name or Identity of Group	Total Shares Beneficially Owned (1)	Percent of Class	Total Units of SEP Beneficially Owned
Dorothy M. Ables	105,996	*	2,000
Austin A. Adams	9,813	*	909
Paul M. Anderson	853,006	*	—
Pamela L. Carter	5,115	*	909
F. Anthony Comper	3,978	*	348
Gregory L. Ebel	77,016	*	2,000
William T. Esrey	33,944	*	909
Fred J. Fowler	686,236	*	9,400
Peter B. Hamilton	8,880	*	909
Sabra L. Harrington	31,734	*	—
Alan N. Harris	89,556	*	—
Dennis R. Hendrix	248,888	*	5,800
Michael McShane	2,763	*	—
Michael E.J. Phelps	68,726	*	909
Directors and executive officers as a group

*	Represents less than 1%.
(1)	Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within 60 days of February 15, 2009 through the exercise of stock options: D. M. Ables—11,133; G. L. Ebel—25,566; F. J. Fowler—89,800; S. L. Harrington—7,400; A. N. Harris—20,633. Includes the following number of shares underlying vested phantom units held under Spectra Energy’s Director and Executive Savings Plans: D. M. Ables—1,061; G. L. Ebel—675; W. T. Esrey—332; F. J. Fowler—8,212; S. L. Harrington—355; A. N. Harris—1,031; M. E. J. Phelps—332; D. R. Hendrix—182.

The following table lists the beneficial owners of 5% or more of Spectra Energy’s outstanding shares of common stock as of February 15, 2009. This information is based on the most recently available reports filed with the SEC and provided to us by the company listed.

Name and Address of Beneficial Owner	Shares of common stock
	Beneficially Owned	Percentage
Barrow, Hanley, Mewhinney & Strauss, Inc. (1)	51,798,048	8.48%
2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761

Vanguard Windsor Funds—Vanguard Windsor II Fund (2)	32,337,100	5.29%
100 Vanguard Blvd., Malvern, PA. 19355

(1)	According to the Schedule 13G filed on February 12, 2009 by Barrow, Hanley, Mewhinney & Strauss, Inc., these shares are beneficially owned by its clients, and it has sole voting power with respect to 10,832,027 shares, shared voting power with respect to 40,966,021 shares, and sole dispositive power with respect to all of these shares.
(2)	According to the Schedule 13G/A filed on February 13, 2009 by Vanguard Windsor Funds, these shares are beneficially owned by its clients, and it has sole voting power with respect to all of these shares.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Spectra Energy’s audited financial statements for the fiscal year ended December 31, 2008.

The purpose of the Audit Committee is to assist the Board in its general oversight of Spectra Energy’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.spectraenergy.com/investors/governance.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP (“Deloitte”), Spectra Energy’s independent public accountants. Management is responsible for the preparation, presentation and integrity of Spectra Energy’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

We reviewed Spectra Energy’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” that relate to Deloitte’s independence from Spectra Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Spectra Energy’s 2008 Form 10-K, for filing with the SEC.

Audit Committee

William T. Esrey (Chair)

Austin A. Adams

Peter B. Hamilton

Michael McShane

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael E. J. Phelps (Chair)

Pamela L. Carter

F. Anthony Comper

Dennis R. Hendrix

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis is intended to provide information about the design and purpose of compensation programs applicable to the officers of Spectra Energy listed in the Summary Compensation Table. We refer to these officers as the named executive officers. The individuals listed in the Summary Compensation Table include two former officers, most of whose compensation for 2008 was determined by agreements entered into with us in connection with the termination of their employment. As such, the discussion below of such individuals’ compensation is limited to those agreements.

Our compensation programs are designed to attract, retain and motivate executives of high caliber who are expected to create value for shareholders. To achieve these objectives, we design compensation opportunities for executives based on the following philosophies:

•

Compensation opportunities as measured by the sum of salary, cash bonus target and the targeted value of long-term compensation awards should be sufficiently competitive (as measured in relation to the median of the markets for which we compete for executives), to achieve our program objectives.

•	A significant percentage of the compensation available for our leadership employees generally and our named executive officers specifically should be contingent on achievement of performance goals.

•

Compensation opportunities should be aligned with the interests of shareholders, and incentive programs should be designed in consideration of their impact on shareholders both immediately and in the long term.

•	Fringe benefits, perquisite programs and other forms of indirect compensation programs should be minimized.

Overview of 2008 Incentive Compensation

Spectra Energy’s 2008 annual results reflected strong earnings and sound operating performance from all underlying businesses. We benefited from expansion projects placed into service in both 2007 and 2008 and higher commodity prices during the year. Ongoing earnings per share of $1.83 for 2008 exceeded the target of $1.56 by 17% and resulted in the maximum payout for that metric of our short term incentive plan. Our return on capital employed and EBIT for Spectra Energy Transmission also significantly exceeded targeted amounts. Our capital projects came in above our budgeted costs and therefore did not meet the target threshold; however the rates of return on these projects produced a result between threshold and target. As a result of these strong results for 2008, the short term incentive plan bonuses were awarded to our named executive officers at an average of approximately 136% of target amounts.

Committee Overview

The Spectra Energy Compensation Committee (the “Committee”) is comprised of Mr. Michael E. J. Phelps (Chair), Ms. Pamela Carter, Mr. F. Anthony Comper and Mr. Dennis R. Hendrix and operates under a written charter adopted by the Board of Directors. The charter is available to view at www.spectraenergy.com/investors/governance. The fundamental responsibilities of the Spectra Energy Compensation Committee are to: (1) establish and review the overall compensation philosophy of Spectra Energy as it applies to the compensation of executives of Spectra Energy; (2) review and approve the annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits of the Chief Executive Officer and other executive officers; (3) review and approve any employment or severance agreement entered into with an executive officer; (4) approve equity grants under Spectra Energy’s long-term incentive plan; (5) review the effectiveness of Spectra Energy’s compensation program in obtaining desired results; (6) approve changes to Spectra Energy’s compensation program; and (7) review and recommend to the full Spectra Energy Board the compensation of non-employee directors.

Committee Meetings

It is expected that the Committee will meet as often as is necessary to perform its duties and responsibilities. In 2008, the Committee met eight times.

The Committee’s Chair works with management to establish the meeting agenda. The Committee receives and reviews materials in advance of each meeting including information that management believes will be helpful to the Committee as well as materials the Committee has specifically requested. In 2008, these materials addressed such matters as (1) the competitiveness of executive and director compensation programs based on market data; (2) total compensation provided to executives; (3) trends in executive compensation and/or benefits; (4) executive and director stock ownership levels; and (5) corporate and individual performance compared to predetermined objectives. The CEO and other members of management may attend Committee meetings, as invited.

Committee Advisors

In 2007, the Spectra Energy Compensation Committee engaged ExeQuity, LLP, an independent consulting firm, to report directly to the Spectra Energy Compensation Committee with respect to matters related to executive compensation, best practices and analysis of meeting materials prepared by management. ExeQuity generally confers with the Chair of the Committee and the Committee itself and discusses compensation matters with management on a limited basis. ExeQuity performs no other services for the Company other than its services as independent consultant.

In 2008, ExeQuity reviewed materials provided to the Compensation Committee by management, consulted with the chairman prior to meetings regarding agenda items and attended meetings of the Compensation Committee. ExeQuity also provided consulting services as Spectra Energy conducted a detailed study of the appropriate structure of its long-term incentive program and the appropriate measures that would determine vesting of performance awards.

Management’s Role in the Compensation-Setting Process

Members of Spectra Energy’s management, including the CEO, participate in various aspects of the compensation setting process including:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities;

•	compiling, preparing and distributing materials for Compensation Committee meetings, including market data;

•	recommending performance targets and objectives; and

•	assisting in the evaluation of employee performance, other than the performance of the CEO, whose performance is reviewed by the Board of Directors.

In developing its recommendations regarding compensation, management engages the services of outside consulting organizations including Towers Perrin. These consultants may be asked to attend Committee meetings from time to time to discuss research and reports prepared at management’s request.

Elements of the Compensation Program

The objective of our compensation program is to link total compensation to both individual and company performance, on both a short and long term basis, with significant percentages of potential earning opportunities based on the achievement of predetermined performance targets. As such, our compensation program is a valuable tool that assists Spectra Energy in attracting, retaining and motivating well qualified executives.

The following table sets forth the principal components of compensation for our named executive officers:

Component	Description	Rationale
Salary	Compensation paid in cash throughout the year.	Provides compensation for ongoing service.

Short-Term Incentive	Annual cash payment based on the achievement of defined financial and individual performance goals.	Makes significant percentage of cash compensation contingent on specific objectives. These objectives are considered to be appropriate measures of the business imperatives that are necessary to build a solid record of financial success and operational excellence.

Long-Term Incentive	Performance units and phantom awards.	Rewards long-term company performance, establishes economic alignment of executives with shareholders and provides retention incentive.

Retirement	Company sponsored retirement and savings plans.	Provides retention incentives. Rewards service through retirement-related payments and provides savings opportunities.

Perquisites	Personal use of company aircraft.	Provides reasonable assistance to the executive conducting business on behalf of the Company.

Severance	Change of control agreements that provide benefits upon termination following a change of control of Spectra Energy.	Achieves management continuity and focus on best results for shareholders in the event of a change of control of the company.

Factors Considered When Determining Total Compensation

During 2007, our Compensation Committee conducted a detailed review of our compensation philosophies in connection with establishing the 2008 compensation program. While the basic tenets of our philosophy did not change, the 2008 compensation program differed from the 2007 program as follows:

•	Scopes of responsibilities and market data were reviewed to make total compensation opportunities reflect Spectra Energy’s position as an independent public entity separate from its former parent.

•	Short-term and long-term incentives were structured to take into account strategic issues unique to Spectra Energy such as executive retention, capital project execution and stock ownership.

•	Peer benchmarks were identified for measuring long-term financial performance.

Group Comparison. The Compensation Committee sets salaries and short-term and long-term incentive target levels based on what we believe to be the market median of compensation available to our executives in the market. We would prefer to define the market median based on the practices of a sizeable peer group of companies with market capitalization and revenues comparable to Spectra Energy and with lines of business that are similar to ours. However, there are not sufficient companies comparable to us in size and lines of business to comprise such a peer group. Therefore, in setting compensation targets, the Committee takes into consideration (1) information from the public filings of companies that are representative of companies in our markets that compete with us for executive talent, which we refer to as the Compensation Reference Group, and (2) data from published survey sources. Companies included in the Compensation Reference Group are listed below.

Compensation Reference Group

CenterPoint Energy	Dominion Resources	DTE Energy

El Paso Corp.	Enbridge, Inc.	Equitable Resources

National Fuel Gas Co.	NiSource	ONEOK, Inc.

Questar Corp.	Sempra Energy	Southern Union Company

TransCanada Corp.	Williams Companies

The Compensation Committee has decided that the best representation of broader market practice for our positions can be extracted from survey data. Specifically, the Compensation Committee has chosen to use the Towers Perrin Compensation Data Base© General Industry Survey as a source of market information because the Committee believes that the survey provides a reliable indication of compensation practices in companies that are comparable in size to Spectra Energy as measured by revenues. Further, the Compensation Committee is mindful that Duke Energy employed this survey when it was responsible for the compensation of our executives, and we believe that it is important to establish a consistent source of survey data over time.

External Market Conditions and Individual Factors. In addition to using benchmark survey data, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each named executive officer. Some of these factors include the executive’s level of experience, the executive’s tenure and responsibilities, the executive’s position and the appropriate competitive pressures for that position within the industry. Finally, the Compensation Committee considers internal equity when evaluating the compensation of our named executive officers relative to one another.

2008 Compensation Opportunities

The base salary, short-term incentive opportunity and long-term incentive opportunity established for each of our named executive officers is intended to provide total target compensation in the range of the market median for individuals in comparable positions and markets in which we compete for executive talent. See—”Factors Considered when Determining Total Compensation.” Consistent with our objectives, an average of 70% of the 2008 compensation opportunity provided to our named executive officers was in the form of short-term and long-term incentives, and an average of 48% of named executive officers’ compensation opportunity was in the form of long-term incentives alone.

The following table shows the 2008 target direct pay opportunities for our named executive officers.

2008 Target Pay Opportunity

Name	Salary	Short-Term Incentive Target Opportunity	Long-Term Incentive Target Opportunity	Total Target Pay Opportunity
Fred J. Fowler	$1,010,000	90%	220%	$4,141,000
Gregory L. Ebel	$500,000	75%	155%	$1,650,000
Alan N. Harris	$425,000	60%	125%	$1,211,250
Dorothy M. Ables	$288,000	50%	90%	$691,200
Sabra L. Harrington	$288,000	50%	85%	$676,800

Salary. At the beginning of 2008 the Committee considered whether adjustments to salaries were appropriate and adjusted salaries of the named executive officers based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The Compensation Committee approves all salary adjustments for executive officers.

Short-Term Incentives. Short-term incentive opportunities, awarded under the Spectra Energy Executive Short-Term Incentive (STI) Plan for 2008, were designed to compensate executives for individual and company performance during the year based on goals set at the beginning of the year. The threshold, target and maximum incentive opportunities for each participant in the STI Plan during 2008 were established as a percentage of base salary. Bonuses were earned based on the achievement of individual, corporate and/or business unit goals as determined by the Compensation Committee. Target STI awards expressed as a percentage of base annual salary for our named executive officers in 2008 are reflected in the ‘2008 Target Pay Opportunity’ table above.

Under guidelines adopted for the 2008 STI program, participants were eligible to receive up to 190% of the amount of their STI target, depending on actual performance. Up to 200% of the target bonus amount contingent on financial or operational measures could be paid if performance at a specified maximum level was achieved. The maximum that could be earned for performance on individual measures was 150% of target. The amount that could be paid for performance at a specified minimum level for any measure was 50% of the target amount. No compensation was to be earned if performance fell below a specified minimum level.

As shown in the following table, STI payments for our named executive officers were based on the achievement of individual goals and financial objectives related to management responsibilities for Spectra Energy Corp and, where appropriate, of Spectra Energy Corp excluding consideration of the contributions from our ownership interest in DCP Midstream. The results of our ownership interests were not integrated into the objectives of some executives because those executives did not have management responsibilities for our investment in DCP. Therefore, Spectra Energy Transmission refers to Spectra Energy Corp excluding consideration of DCP Midstream results.

STI payments for Messrs. Fowler, Ebel and Harris were based on the achievement of individual goals and financial objectives including Spectra Energy’s ongoing earnings per share (EPS), return on capital employed (ROCE) of Spectra Energy Transmission and capital expenditures and rates of return for Spectra Energy Transmission Projects. The STI payment for Ms. Ables was based on the achievement of individual goals and financial objectives including Spectra Energy’s EPS, Spectra Energy Transmission earnings before interest and taxes (EBIT), Spectra Energy Transmission ROCE and company O&M Cost and Safety Initiative goals. The STI payment for Ms. Harrington was based on the achievement of individual goals and financial objectives including Spectra Energy’s EPS, Spectra Energy Transmission EBIT, Spectra Energy Transmission ROCE, capital expenditures and rates of return for Spectra Energy Transmission Projects and company O&M Cost and Safety Initiative goals.

2008 Target STI Payment Measures

Measures	Mr. Fowler	Mr. Ebel	Mr. Harris	Ms. Ables	Ms. Harrington
Spectra Energy EPS	40%	40%	40%	20%	30%
Spectra Energy Transmission Return on Capital Employed	20%	20%	20%	20%	15%
Spectra Energy Transmission Projects—Capital Expenditures	10%	10%	10%	—	5%
Spectra Energy Transmission Projects—Rates of Return	10%	10%	10%	—	5%
Spectra Energy Transmission EBIT	—	—	—	25%	15%
O&M Cost & Safety Initiatives	—	—	—	15%	10%
Individual	20%	20%	20%	20%	20%

Ongoing EPS was chosen as a measure because we believe that it is one of the primary measures used by the investment community in valuing Spectra Energy. An EPS target of $1.56 was established as an estimate of the earnings expected for 2008 in the event Spectra Energy’s financial and strategic goals were achieved. The EPS amount corresponding to the payout maximum was set at 15.4% above the target and was judged to be an earnings level that was possible if financial performance was superior. The EPS level corresponding to the payout minimum was set at approximately 10% below the target level and was deemed to be an amount of earnings that warranted consideration for incentive pay.

Spectra Energy Transmission EBIT was chosen as a measure of the effectiveness of the natural gas pipeline business’s ability to generate earnings without considering interest or taxes. Fifty-five percent of the effect of exchange rate fluctuations in Canadian currency and any contributions to earnings by DCP Midstream were excluded from the calculation of EBIT in an attempt to make this measure a clear gauge of the performance of Spectra Energy’s three core business units. Target performance was set at a level that matched our corporate forecasts. Maximum payout level was set at a level judged to be difficult to achieve, and a minimum payout was set at a level considered to be the lowest level of performance that would justify a reduced payout.

Spectra Energy Transmission Return on Capital Employed was chosen as a measure because it reflects efficiency and effectiveness of capital deployment in our core business. We define this measure as Spectra Energy EBIT (excluding results from DCP Midstream) divided by Spectra Energy’s annual average total debt plus equity minus cash on hand and our investment in DCP Midstream. Target performance was set at a level consistent with corporate forecasts. Similar to other measures, maximum and minimum performance were set, respectively, at levels deemed by the Compensation Committee to be significant challenges or minimally acceptable.

O&M Cost and Safety initiatives were chosen as a combined measure to reflect the importance of having a safety culture within the company and wisely spending money on the daily operations and maintenance of our business.

Given the level of capital spending during 2008, Spectra Energy Transmission Projects Capital Expenditures and Rates of Return were chosen as measures to place increased emphasis on the cost effectiveness of projects and attainment of returns that were initially established for the projects.

A summary of the 2008 individual objectives for each named executive officer and each objective weighting are shown in the following table.

Objective	Mr. Fowler	Mr. Ebel	Mr. Harris	Ms. Ables	Ms. Harrington
Achievement of a zero injury culture	20%	10%	10%
Leadership and employee development, diversity and a high performance culture	20%		10%	15%	22%
Enhancement of Company stock performance and standing in the financial community	30%	25%
Cost management initiatives at the corporate and Spectra Energy Transmission levels		65%	20%
Management of strategic initiatives	30%		60%
Improvement of the risk assessment process				35%
Enhancement of the Company’s ethics and compliance program				20%
Coordination of the Company’s compliance training				15%
Enhancement of the Company’s internal audit program				15%
Achievement of financial reporting deadlines					34%
Achievement of financial systems upgrades					22%
Improvement of financial processes					22%

Determination of 2008 Short-Term Incentive Payments

At the end of the 2008 cycle, management prepared a report on the achievement of financial, project and operational goals. These results were reviewed and approved by the Compensation Committee in February 2009 along with a review of the achievement of the named executive officers’ individual goals, including a calculation of the percentage achievement of each for purposes of the STI program. For the named executive officers other than the CEO, performance for each individual objective was calculated and the CEO’s recommendation was reviewed by the Compensation Committee, which then approved the final performance results and payment of bonuses. In the case of the CEO, recommended bonus earnings, including performance scores on financial and individual objectives, were reviewed and approved by the Compensation Committee and by the Board prior to payment of his annual short term incentive.

The amounts set forth below show the percentage of target for achieving the threshold, target and maximum levels established for each category as well as the actual result. The corresponding dollar values for the EPS and EBIT goals are also shown in parentheses. We do not publicly disclose our target return on capital employed, project capital expenditures or project rates of return for Spectra Energy Transmission because that information constitutes confidential commercial information, the disclosure of which would cause us competitive harm.

Measures	Threshold	Target	Maximum	Actual
Spectra Energy EPS	50% ($1.40)	100% ($1.56)	200% ($1.80)	200% ($1.83)
Spectra Energy Transmission Return on Capital Employed	50%	100%	200%	157%
Spectra Energy Transmission Projects—Capital Expenditures	50%	100%	200%	0%
Spectra Energy Transmission Projects—Rates of Return	50%	100%	200%	75%
Spectra Energy Transmission EBIT	50% ($1,465)	100% ($1,510)	200% ($1,600)	153% ($1,558)
O&M Cost & Safety Initiatives	50%	100%	200%	129%
Individual	*	*	*	*

*	The individual goal results for the named executive officers are summarized in the ‘2008 STI Awards’ table below.

The following table is a summary of the payments made to each of our named executive officers:

2008 STI Awards

Name	Short-Term Incentive Award	Actual Individual Award as a Percent of Target Individual Award	Actual Payout as a Percent of Target Short-Term Incentive Award
Fred J. Fowler	$1,184,117	100.90%	130%
Gregory L. Ebel	$494,660	109.55%	132%
Alan N. Harris	$335,230	107.20%	131%
Dorothy M. Ables	$219,838	128.70%	147%
Sabra L. Harrington	$205,139	133.50%	142%

In calculating final bonus amounts the Compensation Committee applied a 5% reduction in earned amounts for each of our named executive officers due to safety results in 2008. In addition, the EPS achievement results were reduced from 200% to 195% for each of Messrs. Fowler, Ebel and Harris to reflect the impact of an impairment to the company’s Islander East project in the fourth quarter of 2008.

Long-Term Incentives. We provide long-term incentive opportunities to our executive officers to achieve an alignment of executive and shareholder interests and motivate executives to achieve strategic goals that will maximize shareholder value.

Beginning in 2007, the Compensation Committee undertook an extensive study of the appropriate structure of long-term awards based on its overall philosophy regarding performance-based compensation and executive ownership. Because expected share price growth rates for high dividend paying companies are typically lower than the growth rates for the market in general, we determined that, at this point in time, the use of stock options in our long-term incentive programs would not be the form of award that would most effectively challenge our leadership employees to deliver a competitive return to our shareholders. Further, as we reviewed the nature of long-term incentive structures of other companies with similar businesses, it appeared that those companies had reached similar conclusions. The Compensation Committee therefore decided that, beginning in 2008, the use of stock options would be suspended as an element of our long term incentive program for a period of time and would be replaced with awards that result in share ownership when certain specific performance goals are achieved. These new performance awards will be used in combination with phantom restricted units that vest over a three-year period. We believe that the combination of these two forms of award will be an effective means of creating a focus on returns to shareholders and retaining our executive talent in a competitive market.

The performance unit awards comprised 50% of the target value of annual long-term compensation and will be earned based on how Spectra Energy performs relative to a group of energy companies over a three-year period. The long-term incentive peer group of 19 companies is not entirely the same as the compensation reference group discussed above for two reasons:

•	In discussions with its consultant, the Committee decided that the compensation reference group is not large enough to develop a reliable long-term measure of relative corporate performance.

•

The groups serve two different purposes. The compensation reference group provides an informal benchmark of compensation practices of companies with which we compete for executive talent, while the long-term incentive peer group provides a measure of our performance compared to companies with which we compete for capital.

The companies in our long-term incentive peer group are:

Ameren Corp.	CenterPoint Energy	Consolidated Edison

Dominion Resources	DTE Energy	El Paso Corp.

Enbridge, Inc.	Equitable Resources	NiSource

National Fuel Gas Co.	ONEOK, Inc.	PG&E Corp.

Public Service Enterprise Group	Questar Corp.	Sempra Energy

Southern Union Company	TransCanada Corp.	Williams Companies

Xcel Energy

The performance unit awards generally vest only to the extent Spectra Energy’s Total Shareholder Return (TSR) is achieved over a three-year measurement period, as compared to the peer group, in accordance with the percentages outlined in the following table:

Relative TSR Performance Results	Percent Payout of Target Performance Units
80th Percentile or Higher	200%
50th Percentile (Target)	100%
30th Percentile	50%
Below 30th Percentile	0%

The Committee approved these payout levels after a review of similar plans in place by many of the companies in the peer group, after a review of the historical returns of the peer group and indices that track energy company performance, and after consultations with our outside compensation advisors. Once earned, performance units will be converted to shares of Spectra Energy common stock.

Phantom units comprised the remaining 50% of annual long-term compensation grant value. These units will vest at the end of three years at which time they will be converted to shares of Spectra Energy common stock. Dividend equivalents accumulated from the date of grant will be paid in cash on the number of performance units and phantom units at the time that units vest.

The table below shows long-term incentive awards granted to our named executive officers in 2008:

Name	Expected Value of LTI/Equity Grants as a Percentage of Base Salary	Number of Target Performance Units Granted	Number of Phantom Units Granted
Fred J. Fowler	220%	45,300	42,300
Gregory L. Ebel	155%	16,700	15,600
Alan N. Harris	125%	11,000	10,200
Dorothy M. Ables	90%	5,200	4,800
Sabra L. Harrington	85%	5,400	5,000

In connection with the initial public offering of Spectra Energy Partners, the Compensation Committee, which also serves as the compensation committee of the partnership, discussed the importance attributed by potential investors to management’s ownership stake in the partnership. Based on its belief that it is important for members of management of Spectra Energy Partners to have a meaningful ownership stake in the partnership, the Compensation Committee determined that it would be appropriate to award those executives phantom partnership units in July of 2007. In order for the awards to achieve their intended objectives, the Committee decided that their value should be approximately 25% of the target value of previously approved long-term award opportunities. Because the Compensation Committee did not intend for the grant of phantom partnership units to result in a level of compensation above previously established compensation targets, 25% of the targeted 2007 long-term incentive value was deducted from the value of the long-term awards that executives received in 2008. Accordingly, the performance unit and phantom unit grants listed in the table above to Messrs. Fowler, Ebel and Harris and Mses. Ables and Harrington reflect this reduction from their original long-term incentive value.

Retirement and Other Benefits. We provide our executives with retirement benefits under the Spectra Energy Retirement Savings Plan, the Spectra Energy Executive Savings Plan, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy Executive Cash Balance Plan. The Compensation Committee has determined that, based on market surveys, these plans are comparable to the benefits provided by our peers and provide an important tool for attracting and retaining our executives. Please refer to “Executive Compensation” for disclosure of the amounts paid to our named executive officers under these plans.

The Spectra Energy Retirement Savings Plan, a “401(k) plan,” is generally available to all employees in the United States. The plan is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax-deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the Spectra Energy Retirement Savings Plan are determined by reference to investment choices (including a Spectra Energy common stock fund) selected by each participant.

The Spectra Energy Executive Savings Plan enables executives to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code of 1986, as amended, that apply to qualified retirement plans such as the Spectra Energy Retirement Savings Plan. Earnings on amounts credited to the Spectra Energy Executive Savings Plan are determined by reference to investment choices similar to those offered under the Spectra Energy Retirement Savings Plan.

The Spectra Energy Retirement Cash Balance Plan provides a defined benefit for retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Spectra Energy Executive Cash Balance Plan provides executives with the retirement benefits to which they would be entitled under the Spectra Energy Retirement Cash Balance Plan if the limits contained in the Internal Revenue Code of 1986, as amended, did not exist.

Perquisites and Personal Benefits. In 2008, The Compensation Committee approved a perquisite policy for executive officers. In accordance with this policy, we make our private aircraft available to our executive officers for business use, and there are limited instances when the named executive officers are permitted to use our private aircraft for personal travel or to bring personal guests as passengers on business-related flights. When the executive officer’s use of aircraft or a guest’s travel does not meet the Internal Revenue Service’s (IRS) standard for business use, the cost of that travel is imputed as income to the officer even though such travel may not have resulted in incremental cost to Spectra Energy.

Severance. The Compensation Committee believes that change in control severance arrangements serve shareholders’ best interests by diminishing the potential distraction of the executives created by the personal uncertainties and risks that may affect our executives’ focus in the context of a potential corporate restructuring or change in control. These protections also help assure continuity of management in the event of certain corporate transactions.

The Compensation Committee believes that, while change in control severance agreements are a necessary element of the compensation program, executives should not be unduly enriched if and when the agreements are triggered. Accordingly, each Spectra Energy named executive officer has entered into an agreement with Spectra Energy that defines the circumstances under which severance benefits would be paid. The terms of these agreements were approved by the Compensation Committee after consultation with our outside compensation consultants and our outside counsel and include the provisions listed below, which the Compensation Committee considered to be sufficient to achieve its objectives. See Also—”Executive Compensation—Potential Payments upon Termination of Employment or Change in Control.”

•	Agreements are only triggered if there is a change in control of the company and a qualifying termination of employment. (This feature is commonly called a “double trigger”.)

•	Cash severance benefits are limited to two times annual salary plus two times annual target bonus.

•	Medical, dental and life insurance are continued during the two years following severance.

•	Provides for a lump sum payment for company savings plan and pension plan contributions.

•

There is no provision to gross-up excise taxes that may be triggered under Sec. 4999 of the Internal Revenue Code; however, severance payments may be reduced to a level that does not trigger the excise tax if the executive’s net after-tax benefits are greater than if severance benefits were not reduced, and the excise tax was triggered.

•	Executives are subject to certain non-competition and non-solicitation provisions.

Risk Assessment of Total Compensation. The Compensation Committee reviews the alignment of the compensation program components with the interests of shareholders, in addition to market factors. The overall compensation mix of short-term and long-term compensation opportunities for our executives, as well as the components of these incentive opportunities are balanced to mitigate undue risk and promote the health of the company. In our short-term program, no single measure is greater than 40% of an individual’s targeted award. The short-term measures balance the importance of generating short-term earnings with the efficiency and effectiveness of our employed capital. Half of each executive’s long-term opportunity is contingent on the performance of Spectra Energy’s stock relative to our peers and stock ownership levels are required by each executive, which provides continued alignment to encourage the long-term growth of the company.

Compensation of the Chief Executive Officer

In determining the total compensation opportunity established for Mr. Fowler as CEO of Spectra Energy, the Compensation Committee reviewed Mr. Fowler’s performance during the year, in conjunction with market data and peer company data. Accordingly, the Compensation Committee approved a 2008 base annual salary for Mr. Fowler of $1,010,000, an annual target cash incentive opportunity of 90% of base annual salary and an annual long-term incentive grant to be valued at 220% of base annual salary. Based on information available to the Committee, it was concluded that Mr. Fowler’s total direct compensation, (the sum of his annual base salary, his annual bonus target and the target value of his annual long-term incentive grant) was within 5% of the market median. Other than the absence of management’s involvement, the process and policies used in establishing Mr. Fowler’s compensation for 2008 were similar to those followed for the other executive officers.

On June 27, 2008 the Board of Directors announced Mr. Ebel has been selected to succeed Mr. Fowler as President and CEO of Spectra Energy effective January 1, 2009. At the time of the announcement, Messrs. Fowler and Ebel were assigned to a newly-created office of the CEO to better coordinate matters related to the transition. Subsequent to the announcement of his promotion, the Committee approved a special one-time equity grant to Mr. Ebel with a Fair Market Value of approximately $1,000,000 to recognize his new executive responsibilities. This grant is further described in the 2008 Grants of Plan Based Awards Table. No additional changes were made to Mr. Ebel’s compensation in 2008.

Compensation of Former Officers

On October 10, 2008, Spectra Energy announced the departures of Martha Wyrsch, who held the role of President and CEO of Spectra Energy Transmission and director of Spectra Energy, and William S. Garner, Jr., Group Executive, General Counsel and Secretary. Ms. Wyrsch’s positions as an officer and a director of the company ended effective October 15, 2008 and her employment with the company ended effective December 22, 2008. Mr. Garner’s position as an officer of the company ended effective November 4, 2008 and his employment with the company ended effective December 22, 2008.

On October 15, 2008, Spectra Energy Corp entered into a Transitional Employment and Separation Agreement with Ms. Wyrsch outlining the terms of her departure from the company. Under the agreement, Ms. Wyrsch continued to receive her then current salary and benefits until December 22, 2008. The agreement also provided that upon executing a release, Ms. Wyrsch would receive certain payments and benefits including a cash payment in the amount of $3.16 million, a cash payment in an amount equal to the award she would receive under the company’s short term incentive plan, based on satisfaction of her personal goals at the target level, health and welfare benefits and reimbursement of outplacement assistance and attorney’s fees. In addition, the agreement provided that Ms. Wyrsch would receive amounts due under all vested Performance Awards, Phantom Stock Awards and Stock Option Agreements outstanding. Finally, Ms. Wyrsch agreed, for a period of one year, not to solicit company employees or clients, or engage in competition with the company.

On November 4, 2008, Spectra Energy Corp entered into a Transitional Employment and Separation Agreement with Mr. Garner outlining the terms of his departure from the company. Under the agreement, Mr. Garner continued to receive his current salary and benefits until December 22, 2008. The agreement also provided that upon executing a release, Mr. Garner would receive certain payments and benefits including a cash payment of approximately $1.4 million, a cash payment in an amount equal to the award he would receive under the company’s short term incentive plan, based on satisfaction of his personal goals at 120% of the target level, health and welfare benefits and reimbursement of outplacement assistance and attorney’s fees. In addition, the agreement provided that Mr. Garner would receive amounts due under all vested Performance Awards, Phantom Stock Awards and Stock Option Agreements outstanding. Mr. Garner agreed, for a period of one year, not to solicit company employees or clients, or engage in competition with the company.

2009 Compensation Program

During 2007, our Compensation Committee conducted a detailed review of our compensation philosophies in connection with establishment of our compensation program for 2008. During 2008, the Compensation Committee reviewed the components of the program and believes the overall philosophy and structure of the program will continue to meet the needs of the company to attract, retain and motivate executives of high caliber who are expected to create value for shareholders.

The Committee set the 2009 compensation opportunities shown in the table below for named executive officers based on: 1) a review of market-based information on peer reference group companies and survey data; 2) a review of the mix of individual pay elements; 3) significant changes in management responsibilities for most of the named executive officers resulting from the retirement of Mr. Fowler and the appointment of Mr. Ebel to the position of President and CEO; 4) individual performance and an assessment of future potential; and 5) the relationship of pay opportunities among executive officers given the relative contributions each is expected to make to the ongoing operation of the Company.

Name	Salary	Short-Term Incentive Target Opportunity	Long-Term Incentive Target Opportunity
Gregory L. Ebel	$850,000	90%	250%
John P. Reddy*	$500,000	75%	155%
Alan N. Harris	$500,000	75%	155%
Dorothy M. Ables	$370,500	60%	125%
Sabra L. Harrington	$295,200	50%	85%

*	Mr. Reddy became Chief Financial Officer on January 1, 2009. He succeeded Mr. Ebel, who became President and Chief Executive Officer.

Other Compensation Policies

Stock Ownership Policy: Spectra Energy has adopted a stock ownership policy for outside directors, executive officers and other key employees who receive long-term incentives. We believe that our executives and outside directors should be required to own shares of Spectra Energy in order to establish an alignment between their interests and the interests of shareholders. Each director and employee subject to the policy is required to satisfy the ownership target within five years after becoming subject to the policy. To reinforce the importance of stock ownership, an employee who is subject to the policy and who does not achieve his or her ownership target by the applicable date will become ineligible for future long-term incentives unless he or she elects to apply all short-term incentive payments to the purchase of Spectra Energy common stock until his or her target ownership level is achieved. In addition, Spectra Energy will deliver shares of stock in lieu of an annual retainer for outside directors who do not achieve the ownership target by the applicable date. The following table sets forth our stock ownership policy for our executive officers and directors. Each of Mr. Ebel, Mr. Harris, Ms. Ables and Ms. Harrington have exceeded their aggregate stock ownership requirement under this policy.

Stock Ownership Policy

Position	Number of Shares
Outside Directors	4,000
President and Chief Executive Officer	100,000
Named Executive Officers reporting directly to the President and CEO	28,000
All Other Executives Subject to Guidelines	2,000-14,000

Tax and Accounting Implications

Deductibility of Executive Compensation: The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Spectra Energy generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. The Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders. For example, phantom share awards described under “Compensation Discussion and Analysis—Elements of the Compensation Plan” received by certain employees may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation: Spectra Energy accounts for stock-based payments in accordance with the requirements of SFAS No. 123(R). Under this accounting pronouncement, Spectra Energy is required to value unvested stock options granted under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. Spectra Energy considers the expenses associated with the grant of options and other long-term incentive awards in granting such awards.

Section 409A

To the extent we permit executives to defer compensation or we commit to deliver compensation at a later date than when earned and vested, we endeavor to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executives receiving such nonqualified deferred compensation to a 20% excise tax.

EXECUTIVE COMPENSATION

The table below sets forth compensation of Spectra Energy’s named executive officers for 2006 through 2008. Because this is the first year that Ms. Ables and Ms. Harrington are included in the table, compensation information for those individuals is provided only for 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Fred J. Fowler*	2008		1,010,000	0	1,768,287	0	1,184,117	358,240	143,693	4,464,337
President and Chief Executive Officer	2007		950,000	0	1,431,792	2,040,005	1,152,771	395,028	118,032	6,087,628
	2006	(1)	755,496	0	3,094,314	63,326	797,747	324,035	148,601	5,183,519

Gregory L. Ebel* (7)	2008		500,000	0	633,914	136,221	494,660	0	69,381	1,834,176
Chief Financial Officer	2007		425,000	0	263,419	298,535	393,797	342,839	213,037	1,936,627
	2006	(1)	276,219	0	220,050	3,736	161,399	122,162	141,280	924,846

Alan N. Harris	2008		425,000	0	545,371	174,419	335,230	88,987	52,791	1,621,798
Chief Development and Operations Officer	2007		400,000	0	328,134	240,930	307,890	64,136	36,717	1,377,807
	2006	(1)	294,996	0	322,641	6,460	177,396	37,498	41,395	880,386

Dorothy M. Ables	2008		288,000	0	238,785	59,319	219,838	41,303	51,600	898,845
Chief Administrative Officer

Sabra Harrington	2008		288,000	0	166,194	39,428	205,139	27,619	29,209	755,589
Vice President and Controller

William S. Garner, Jr. (8)	2008		440,192	0	420,223	109,936	397,202	73,454	1,546,238	2,987,245
Former General Counsel & Corporate Secretary	2007		412,500	0	216,772	240,930	358,689	54,750	35,574	1,319,215
	2006	(1)	201,999	0	114,219	0	124,101	9,541	13,665	463,525

Martha B. Wyrsch	2008		586,923	0	1,024,530	260,899	633,578	97,660	3,331,999	5,935,589
Former Chief Executive Officer and President, Spectra Energy Transmission	2007		570,000	0	874,846	571,769	693,741	108,811	77,866	2,897,033
	2006	(1)	527,502	0	1,000,761	11,342	496,725	102,612	71,604	2,210,546

*	Mr. Fowler retired from his position as President and Chief Executive Officer on December 31, 2008 and was succeeded by Mr. Ebel who became President and Chief Executive Officer on January 1, 2009.
(1)	Compensation for 2006 represents compensation paid by Duke Energy to the named executive officers as Duke Energy employees in positions they held until December 31, 2006.
(2)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2008, 2007 and 2006 with respect to outstanding performance share and phantom share awards, and includes amounts attributable to performance share and phantom share awards granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R), but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 22 of the Consolidated Financial Statements in Spectra Energy’s Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of equity awards.

(3)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2008, 2007 and 2006 with respect to outstanding stock options, and includes amounts attributable to stock options granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R). See Note 22 of the Consolidated Financial Statements in Spectra Energy’s Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of equity awards. Mr. Fowler’s remaining option award expense was accelerated as of December 31, 2007 as he was eligible for retirement. As a result, no option expense was recorded for Mr. Fowler for 2008.
(4)	Non-Equity Incentive Plan Compensation column includes amounts payable under the Spectra Energy Executive STI Plan with respect to the 2008 and 2007 performance period. Unless deferred, these amounts were paid, respectively, in March 2009 and March 2008. Amounts payable under the Duke Energy Executive STI Plan with respect to the 2006 performance period, unless deferred, were paid in March 2007.
(5)

Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the amounts listed below. During 2007, our pension plan measurement date was changed from September 30th to December 31st. Therefore, the figures for 2007 represent the change in value during the fifteen month period ending December 31, 2007 while figures in the Summary Compensation Table for 2008 represent the change in value during the twelve month period ending December 31, 2008 and for 2006 represent the change in value during the twelve month period ending September 30, 2006. For the 2008 fiscal year, Mr. Ebel had a negative change in pension value due to changes in exchange rates, changes in assumptions, and an update of the Canadian present value calculation to match the United States calculation methodology.

	Fred J. Fowler	Gregory L. Ebel	Alan N. Harris	Dorothy M. Ables	Sabra L. Harrington	William S. Garner, Jr.	Martha B. Wyrsch
Change in actuarial present value of accumulated benefit under the Spectra Energy Retirement Cash Balance Plan for the period beginning on January 1, 2008 and ending on December 31, 2008	50,699	12,595	37,806	15,001	9,677	18,990	14,254
Change in actuarial present value of accumulated benefit under the Spectra Energy Executive Cash Balance Plan for the period beginning on January 1, 2008 and ending on December 31, 2008	307,541	47,852	51,181	26,302	17,942	54,464	83,406
Change in actuarial present value of accumulated benefit under the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies for the period beginning on January 1, 2008 and ending on December 31, 2008	—	(59,720)	—	—	—	—	—
Change in actuarial present value of accumulated benefit under the Spectra Energy Supplemental Pension Plan for the period beginning on January 1, 2008 and ending on December 31, 2008	—	(370,132)	—	—	—	—	—

Total	358,240	0	88,987	41,303	27,619	73,454	97,660

(6)	All Other Compensation column includes the following for 2008:

	Fred J. Fowler	Gregory L. Ebel	Alan N. Harris	Dorothy M. Ables	Sabra L. Harrington	William S. Garner, Jr.	Martha B. Wyrsch
Personal use of Company aircraft	6,403	10,277	4,922	1,707	—	—	6,925
Matching contributions under the Spectra Energy Retirement Savings Plan	13,800	13,800	13,800	13,800	13,800	13,800	13,800
Premiums for life insurance coverage provided under life insurance plans	7,524	976	3,896	1,452	757	4,154	2,622
Make-whole matching contribution credits under the Spectra Energy Corp Executive Savings Plan	115,966	39,828	30,173	19,741	14,602	26,265	63,040
Charitable contributions made in the name of the Executive under Spectra Energy’s matching gift policy	—	4,500	—	4,100	50	—	5,000
Lump sum merit pay	—	—	—	10,800	—	—	—
Cash Severance Payment	—	—	—	—	—	1,413,750	3,160,000
Reimbursement of health and welfare benefits continuation	—	—	—	—	—	10,000	20,000
Accrued vacation upon termination	—	—	—	—	—	43,269	34,616
Reimbursement of outplacement assistance	—	—	—	—	—	20,000	25,996
Reimbursement of attorney’s fees	—	—	—	—	—	15,000	—

Total	143,693	69,381	52,791	51,600	29,209	1,546,238	3,331,999

The amounts shown as “Personal use of airplane” reflect the personal use of Spectra Energy’s aircraft by the named executive officers. In general, the named officers were not allowed to initiate personal trips on corporate or charted aircraft. However, officers were permitted occasionally to invite their spouse or guests to accompany them on business trips when space was available. When the spouse’s or guest’s travel costs did not meet the IRS standard for “business use”, income was imputed to the officer even though such travel may not have resulted in incremental cost to Spectra Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance.

(7)	A portion of Mr. Ebel’s 2008 and 2007 compensation was provided in Canadian dollars and that portion of his compensation has been converted to U. S. dollars using the NY Bloomberg closing rate of $1.2188 on December 31, 2008 and the Bank of Canada noon rate of $1.012 on December 31, 2007, respectively. Most of Mr. Ebel’s 2006 compensation was provided in Canadian dollars and that portion of his compensation has been converted to U.S. dollars using the Tokyo Bloomberg closing rate of $0.8632 on December 29, 2006.
(8)	Mr. Garner was hired as Chief Development Officer of Duke Energy Gas Transmission on March 10, 2006 and was not compensated by Spectra Energy prior to that date.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Fred J. Fowler			$454,500	$909,000	$1,727,100
Fred J. Fowler	2/26/2008	2/25/2008				22,650	45,300	90,600		$1,389,804
Fred J. Fowler	2/26/2008	2/25/2008							42,300	$1,029,159
Gregory L. Ebel			$187,500	$375,000	$712,500
Gregory L. Ebel	2/26/2008	2/25/2008				8,350	16,700	33,400		$512,356
Gregory L. Ebel	2/26/2008	2/25/2008							15,600	$379,548
Gregory L. Ebel (2)	10/1/2008	8/25/2008							43,000	$999,750
Alan N. Harris			$127,500	$255,000	$484,500
Alan N. Harris	2/26/2008	2/25/2008				5,500	11,000	22,000		$337,480
Alan N. Harris	2/26/2008	2/25/2008							10,200	$248,166
Dorothy M. Ables			$74,700	$149,400	$283,860
Dorothy M. Ables	2/26/2008	2/25/2008				2,600	5,200	10,400		$159,536
Dorothy M. Ables	2/26/2008	2/25/2008							4,800	$116,784
Sabra L. Harrington			$72,000	$144,000	$273,600
Sabra L. Harrington	2/26/2008	2/25/2008				2,700	5,400	10,800		$165,672
Sabra L. Harrington	2/26/2008	2/25/2008							5,000	$121,650
William S. Garner, Jr.			$146,250	$292,500	$555,750
William S. Garner, Jr.	2/26/2008	2/25/2008				5,900	11,800	23,600		$362,024
William S. Garner, Jr.	2/26/2008	2/25/2008							11,000	$267,630
Martha B. Wyrsch			$240,000	$480,000	$912,000
Martha B. Wyrsch	2/26/2008	2/25/2008				12,200	24,400	48,800		$748,592
Martha B. Wyrsch	2/26/2008	2/25/2008							22,800	$699,504

(1)	The awards reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column were granted for the 2008 performance period under the terms of the Spectra Energy Executive STI Plan. The actual amounts paid to each executive under the terms of such plan for 2008 are disclosed in the Summary Compensation Table.
(2)	Awards reflected in these columns with a grant date of February 26, 2008 and October 1, 2008 were made in shares of Spectra Energy common stock and were granted under the terms of the Spectra Energy Corp 2007 Long-Term Incentive Plan. Mr. Ebel’s grant on October 1, 2008 was in recognition of his new executive responsibilities.
(3)	Awards reflected in these columns for Mr. Garner and Ms. Wyrsch were vested, reduced or cancelled in accordance with their separation from service on December 22, 2008 and the terms of the awards. In addition, awards reflected in these columns for Mr. Fowler were later reduced in conjunction with his retirement on December 31, 2008 and the terms of the awards. Awards that remained outstanding on December 31, 2008 for these individuals are included in the Outstanding Equity Awards Table.
(4)	The per share full grant date fair value of the phantom shares and performance shares granted on February 26, 2008, computed in accordance with FASB 123(R) is $24.33 and $30.68, respectively. The per share full grant date fair value of the phantom units granted on October 1, 2008, computed in accordance with FASB 123(R) is $23.25.

When Duke Energy spun-off its gas businesses to form Spectra Energy, equitable adjustments were made with respect to outstanding stock options and other forms of equity awards originally denominated in shares of Duke Energy common stock. All such awards were adjusted into two separate awards, one denominated in shares of Duke Energy common stock and one denominated in shares of Spectra Energy common stock. The number of shares of Spectra Energy common stock distributed to award holders was equal to the number of Spectra Energy shares that a shareholder of Duke Energy common stock would have received effective on the January 2, 2007 spin date (i.e., a ratio of 0.5 shares of Spectra Energy common stock for every one share of Duke Energy common stock). With respect to stock options, the per share option exercise price of the original Duke Energy stock option was proportionally allocated between the two types of stock options taking into account the distribution ratio and the relative per share trading prices following the distribution. The resulting Duke Energy and Spectra Energy awards continue to be subject to the vesting schedule under the original Duke Energy award agreement. For purposes of vesting of options and phantom stock and the post-termination exercise periods applicable to the options, continued employment with Spectra Energy is considered to be continued employment with the issuer of the options or shares of phantom stock. The adjustments preserved, but did not increase, the value of the equity awards.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fred J. Fowler	SE	78,500		$21.42	12/20/2009
	DUK	157,000		$14.17
	SE	52,000		$36.86	12/20/2010
	DUK	104,000		$24.39
	SE	59,500		$32.44	12/19/2011
	DUK	119,000		$21.47
	SE	21,050		$33.00	1/17/2012
	DUK	42,100		$21.84
	SE	100,500		$11.86	2/25/2013
	DUK	201,000		$7.85
	SE	89,800	179,600	$25.64	2/27/2017
						SE	62,657	$986,221
						SEP	13,050	$258,129
						DUK	40,176	$603,042
						Total		$1,847,392
						SE			15,100	$237,674
						SEP			0	$0
						DUK			0	$0
						Total				$237,674
Gregory L. Ebel (6)(7)	SE	616		$20.15	4/29/2009
	SE	4,510		$17.20	11/30/2009
	SE	1,079		$17.71	4/25/2010
	SE	1,465		$23.64	2/16/2011
	SE	2,081		$28.87	2/12/2012
	DUK	4,163		$19.10
	SE	1,450		$26.78	7/1/2012
	DUK	2,900		$17.72
	SE	4,300		$11.86	2/25/2013
	SE	25,568	51,132	$25.64	2/27/2017
						SE	76,839	$1,209,446
						SEP	7,500	$148,350
						DUK	10,077	$151,256
						Total		$1,509,052
						SE			16,700	$262,858
						SEP			0	$0
						DUK			0	$0
						Total				$262,858

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan N. Harris (8)	SE	2,825		$25.53	2/17/2009
	DUK	5,650		$16.90
	SE	5,250		$21.42	12/20/2009
	SE	3,700		$36.86	12/20/2010
	DUK	7,400		$24.39
	SE	4,100		$32.44	12/19/2011
	DUK	8,200		$21.47
	SE	2,050		$33.00	1/17/2012
	DUK	4,100		$21.84
	SE	1,350		$32.54	4/1/2012
	DUK	2,700		$21.54
	SE	1,600		$11.86	2/25/2013
	SE	700		$12.52	4/1/2013
	SE	20,634	41,266	$25.64	2/27/2017
						SE	28,473	$448,165
						SEP	6,000	$118,680
						DUK	15,146	$227,341
						Total		$794,186
						SE			11,000	$173,140
						SEP			0	$0
						DUK			0	$0
						Total				$173,140
Dorothy M. Ables	SE	6,100		$25.53	2/17/2009
	SE	6,400		$21.42	12/20/2009
	DUK	12,800		$14.17
	SE	7,400		$36.86	12/20/2010
	DUK	14,800		$24.39
	SE	7,950		$32.44	12/19/2011
	DUK	15,900		$21.47
	SE	5,250		$33.00	1/17/2012
	DUK	10,500		$21.84
	SE	10,400		$11.86	2/25/2013
	DUK	20,800		$7.85
	SE	11,134	22,266	$25.64	2/27/2017
						SE	13,171	$207,312
						SEP	3,200	$63,296
						DUK	5,142	$77,181
						Total		$347,789
						SE			5,200	$81,848
						SEP			0	$0
						DUK			0	$0
						Total				$81,848

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sabra L. Harrington	SE	1,125		$21.42	12/20/2009
	DUK	2,250		$14.17
	SE	1,100		$36.86	12/20/2010
	DUK	2,200		$24.39
	SE	950		$32.44	12/19/2011
	DUK	1,900		$21.47
	SE	350		$33.00	1/17/2012
	DUK	700		$21.84
	SE	650		$32.54	4/1/2012
	DUK	1,300		$21.54
	SE	925		$11.86	2/25/2013
	DUK	1,850		$7.85
	SE	7,400	14,800	$25.64	2/27/2017
						SE	9,687	$152,473
						SEP	2,200	$43,516
						DUK	1,774	$26,628
						Total		$222,617
						SE			5,400	$84,996
						SEP			0	$0
						DUK			0	$0
						Total				$84,996
William S. Garner, Jr. (9)	SE	20,634		$25.64	3/22/2009
						SE	0	$0
						SEP	0	$0
						DUK	0	$0
						Total		$0
						SE			3,933	$61,905
						SEP			0	$0
						DUK			0	$0
						Total				$61,905
Martha B. Wyrsch (9)	SE	7,800		$24.05	3/22/2009
	SE	19,000		$21.42	3/22/2009
	SE	13,800		$36.86	3/22/2009
	DUK	27,600		$24.39
	SE	15,000		$32.44	3/22/2009
	DUK	30,000		$21.47
	SE	1,250		$33.00	3/22/2009
	DUK	2,500		$21.84
	SE	1,500		$11.86	3/22/2009
	SE	48,968		$25.64	3/22/2009
						SE	0	$0
						SEP	0	$0
						DUK	0	$0
						Total		$0
						SE			8,133	$128,013
						SEP			0	$0
						DUK			0	$0
						Total				$128,013

(1)	On February 27, 2007, Messrs. Fowler, Ebel and Harris and Mses. Ables and Harrington received stock options that vest in three equal installments on the first three anniversaries of the date of grant.
(2)

For options granted February 27, 2007, the exercise price is equal to the closing price of Spectra Energy common stock on the date of grant. For options granted prior to December 31, 2006, the exercise price for the original Duke Energy options is equal to the closing price of Duke Energy common stock on the date of grant. In connection with the spin-off of Spectra Energy effective January 2, 2007, all Duke

Energy equity awards were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin- off, and an additional award denominated in Spectra Energy common stock was granted. The adjustments preserved, but did not increase, the value of the equity awards. The following chart indicates the original and adjusted exercise prices of each Duke Energy stock option. In addition, the chart indicates exercise prices for stock options granted on January 2, 2007 at Spectra Energy associated to each grant date at Duke Energy:

Date of Grant	Duke Original Option Exercise Price	Duke Adjusted Option Exercise Price	Spectra Energy Option Exercise Price Granted on January 2, 2007
February 17, 1999	$29.66	$16.90	$25.53
April 29, 1999	$23.40	$13.33	$20.15
October 1, 1999	$27.94	$15.92	$24.05
November 30, 1999	$19.98	$11.39	$17.20
December 20, 1999	$24.88	$14.17	$21.42
April 25, 2000	$20.57	$11.72	$17.71
December 20, 2000	$42.81	$24.39	$36.86
February 16, 2001	$27.45	$15.64	$23.64
December 19, 2001	$37.68	$21.47	$32.44
January 17, 2002	$38.33	$21.84	$33.00
February 12, 2002	$33.53	$19.10	$28.87
April 1, 2002	$37.80	$21.54	$32.54
July 1, 2002	$31.10	$17.72	$26.78
February 25, 2003	$13.77	$7.85	$11.86
April 1, 2003	$14.54	$8.29	$12.52

(3)	Messrs. Fowler, Ebel and Harris, Mses. Ables and Harrington received Spectra Energy and Duke Energy phantom shares as follows:

a.	On February 26, 2008 and on February 27, 2007, Spectra Energy shares were granted which, subject to certain exceptions, vest on the third anniversary of the date of grant.

b.	On February 28, 2005 and April 4, 2006, Duke Energy shares were granted which, subject to certain exceptions, vest in equal installments on the first five anniversaries of the date of grant. Outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.

(4)	Messrs. Fowler, Ebel and Harris, Mses. Ables and Harrington received Spectra Energy Partners phantom shares on July 2, 2007 each of which, subject to certain exceptions vest on the third anniversary of the date of grant.
(5)	Messrs. Fowler, Ebel and Harris, Mses. Ables and Harrington, Mr. Garner and Ms. Wyrsch received performance shares on February 26, 2008 that, subject to certain exceptions, are eligible for vesting on December 31, 2010. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance shares are listed at the target number of shares.
(6)	On January 1, 2004, Mr. Ebel received a grant of 10,000 performance shares. 3,333 performance shares vested on January 1, 2007 as a result of performance criteria being met. The remaining performance criteria were not achieved, but subject to certain exceptions, they are eligible for vesting on January 1, 2011. The outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.
(7)	On October 1, 2008 Mr. Ebel received a grant of 43,000 phantom shares which, subject to certain exceptions vest on the third anniversary of the date of grant.
(8)	Mr. Harris received an award of 10,000 restricted shares on February 1, 2005, which vest, subject to certain exceptions, on the fifth anniversary of the date of grant. The outstanding Duke Energy shares and corresponding Spectra Energy shares related to this award are included above.
(9)	Mr. Garner’s and Ms. Wyrsch’s stock options expire three months from their last date of employment.

2008 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Fred J. Fowler
Spectra Energy	0	$0	31,460	$534,715
Duke Energy	100,000	$120,000	62,920	$1,106,765

Total		$120,000		$1,641,480
Gregory L. Ebel
Spectra Energy			2,930	$48,937
Duke Energy			5,859	$102,977

Total				$151,914
Alan N. Harris
Spectra Energy	0	$0	4,275	$71,845
Duke Energy	5,400	$31,424	8,551	$150,334

Total		$31,424		$222,179
Dorothy M. Ables
Spectra Energy	1,700	$18,496	3,912	$66,874
Duke Energy	15,600	$42,546	7,824	$137,661

Total		$61,042		$204,535
Sabra L. Harrington
Spectra Energy			1,302	$20,564
Duke Energy			2,604	$45,654

Total				$66,218
William S. Garner, Jr.
Spectra Energy			13,493	$212,598
SEP			3,000	$57,000
Duke Energy			6,591	$115,362

Total				$384,960
Martha B. Wyrsch
Spectra Energy			41,507	$653,795
SEP			7,125	$135,375
Duke Energy			36,753	$630,810

Total				$1,419,980

(1)	The value realized upon exercise was calculated based on the closing price of a share of Spectra Energy or Duke Energy common stock on the date of option exercise.
(2)	Includes performance shares covering the 2006-2008 performance period based on Duke Energy’s total shareholder return performance from January 1, 2006 to December 31, 2006 and equally weighted between Duke Energy and Spectra Energy’s total shareholder performance from January 1, 2007 to December 31, 2008.
(3)	The value realized upon vesting of stock awards was calculated based on the closing price of a share of common stock for the respective equity on the respective vesting date, and includes a cash payment to Messrs. Fowler, Ebel, and Harris, Mses. Ables and Harrington, Mr. Garner and Ms. Wyrsch for dividend equivalents on earned performance shares in the amount of $185,287; $17,969; $25,858; $22,722; $8,966; $15,414 and $95,494, respectively. In addition, Mr. Garner and Ms. Wyrsch also received a cash payment for dividend and distribution equivalents on earned phantom shares in the amount of $18,448 and $42,957, respectively.

Spectra Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

Spectra Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Spectra Energy’s pension program follows.

Each of the Spectra Energy named executive officers actively participated in pension plans sponsored by Spectra Energy or an affiliate in 2008. Officers participated in the Spectra Energy Retirement Cash Balance Plan

(“RCBP”), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of Spectra Energy and affiliates. The RCBP provides benefits under a “cash balance account” formula.

Each of the Spectra Energy named executive officers who participates in the RCBP, with the exception of Mr. Garner, has satisfied the eligibility requirements to receive his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (a) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (b) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (c) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (d) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based upon the 30-year Treasury rate, but no less than 4% and no greater than 9%.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k) or cafeteria plan. Compensation does not include severance pay (including payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP.

The benefit of participants in the RCBP may not be less than determined under certain prior benefit formulas (including optional forms). In addition, the benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Each of the Spectra Energy named executive officers was eligible to participate in the Spectra Energy Executive Cash Balance Plan (“ECBP”), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (a) compensation in excess of the annual compensation limit ($230,000 for 2008) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (b) certain deferred compensation that is not recognized by the RCBP, (c) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($185,000 for 2008) under the Internal Revenue Code that applies to the RCBP, and (d) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Spectra Energy.

Spectra Energy has established a grantor trust that is subject to the claims of our creditors into which funds related to the ECBP are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

Pension Choices Plan for Employees of Westcoast Energy Inc. and Spectra Energy Supplemental Pension Plan

Mr. Ebel participated in the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies (“Pension Plan”), and the Spectra Energy Supplemental Executive Retirement Plan (“SERP”) while he resided in Canada prior to 2007. The Pension Plan is registered under the Income Tax Act and under the

Pension Benefits Act (Ontario). The executive component of the Pension Plan is a non contributory defined benefit plan that provides a pension based on 2% of the annualized average of the executive’s highest consecutive 36 months salary and bonus multiplied by the executive’s years of service while located in Canada. The Income Tax Act imposes maximum restrictions on the amount of benefits that can be paid from a registered pension plan. The SERP is primarily intended to restore benefits under the Pension Plan to the level that would be available in accordance with the benefit formulas under the Pension Plan if such restrictions were not applicable. Also effective with the spin-off, the Spectra Energy Supplemental Executive Retirement Plan became effective and contains the same provisions as the predecessor SERP sponsored by Duke Energy. Mr. Ebel’s benefit accruals related to the Duke SERP were transferred to the Spectra Energy SERP effective with the spin-off. SERP benefits are paid from the general revenues of Spectra Energy as a life annuity. Effective with the spin-off of Spectra Energy, Mr. Ebel participates in the Spectra Energy RCBP, and his active participation in the Pension Plan will be suspended, although compensation (but not additional service) with Spectra Energy will be used in the calculation of his Pension Plan benefit.

The following table provides information related to each plan that provides for payments or other benefits at, following or in connection with retirement, determined as of December 31, 2008.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Fred J. Fowler	Spectra Energy Retirement Cash Balance Plan	24.00	716,087	0
Fred J. Fowler	Spectra Energy Executive Cash Balance Plan	24.00	2,518,208	0
Gregory L. Ebel	Spectra Energy Retirement Cash Balance Plan	11.00	61,513	0
Gregory L. Ebel	Spectra Energy Executive Cash Balance Plan	11.00	86,960	0
Gregory L. Ebel	Pension Choices Plan for Employees of Westcoast Energy Inc.	6.48	67,797	0
Gregory L. Ebel	Spectra Energy Supplemental Pension Plan	6.48	286,684	0
Alan N. Harris	Spectra Energy Retirement Cash Balance Plan	26.12	324,046	0
Alan N. Harris	Spectra Energy Executive Cash Balance Plan	26.12	229,837	0
Dorothy M. Ables	Spectra Energy Retirement Cash Balance Plan	23.36	248,923	0
Dorothy M. Ables	Spectra Energy Executive Cash Balance Plan	23.36	323,185	0
Sabra L. Harrington	Spectra Energy Retirement Cash Balance Plan	21.00	151,563	0
Sabra L. Harrington	Spectra Energy Executive Cash Balance Plan	21.00	42,155	0
William S. Garner, Jr.	Spectra Energy Retirement Cash Balance Plan	2.81	53,217	0
William S. Garner, Jr.	Spectra Energy Executive Cash Balance Plan	2.81	84,528	0
Martha B. Wyrsch	Spectra Energy Retirement Cash Balance Plan	9.33	146,646	0
Martha B. Wyrsch	Spectra Energy Executive Cash Balance Plan	9.33	423,350	0

Spectra Energy Executive Savings Plan

Under the Spectra Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Spectra Energy Corporation Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.” In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Spectra Energy Retirement Savings Plan, including in a Spectra Energy Common Stock Fund. Deferrals of equity awards are credited with earnings and losses based on the performance of the Spectra Energy Common Stock Fund. Spectra Energy has established a grantor trust that is subject to the claims of our creditors into which funds related to the Spectra Energy Executive Savings Plan are deposited. Funds deposited into the trust are managed by an independent trustee subject to guidelines provided by the Company.

The Spectra Energy Executive Savings Plan and the Spectra Energy Retirement Savings Plan became effective with the spin-off of Spectra Energy. These plans contain the same provisions as the predecessor plans sponsored by Duke Energy, and individual benefit accruals were transferred from the Duke Energy plans to the Spectra Energy plans effective with the spin-off of Spectra Energy. Participants received credit for investment in 0.5 of a share of Spectra Energy common stock for each share of Duke Energy common stock held in the Duke Energy Common Stock Fund.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distribution ($)	Aggregate Balance at Last FYE ($)
Fred J. Fowler Spectra Energy Executive Savings Plan	216,277	91,365	(2,118,896)	0	6,448,669
Gregory L. Ebel Spectra Energy Executive Savings Plan	73,581	21,250	(47,314)	0	296,111
Alan N. Harris Spectra Energy Executive Savings Plan	54,381	21,144	(171,542)	0	277,926
Dorothy M. Ables Spectra Energy Executive Savings Plan	17,928	14,903	(75,364)	0	435,016
Sabra L. Harrington Spectra Energy Executive Savings Plan	25,701	6,610	(9,933)	0	51,883
William S. Garner, Jr. Spectra Energy Executive Savings Plan	19,565	18,070	(12,821)	0	40,510
Martha B. Wyrsch Spectra Energy Executive Savings Plan	74,874	50,504	(589,120)	0	1,053,052

(1)	Executive contributions credited to the plan in 2008 include amounts reported as “Salary” in the Summary Compensation Table as well as “Non-Equity Incentive Plan Compensation” paid in 2008 but reported in the table as compensation earned in 2007. Amounts may also include elective deferrals of awards earned under our Long Term Incentive Plan in 2007 but payable in 2008.

(2)	Reflects make-whole matching contribution credits made in 2008 under the Spectra Energy Corp Executive Savings Plan with respect to elective salary deferrals made by executives during 2007. See footnote 6 to the “Summary Compensation Table” for the amount of make-whole matching contribution credits made to the Spectra Energy Corp Executive Savings Plan in 2009 with respect to elective compensation deferral made by executives during 2008.
(3)	Negative amounts reflect losses incurred during the fiscal year 2008 due to market conditions.

Potential Payments Upon Termination of Employment or Change in Control

Under certain circumstances, each Spectra Energy named executive officer would be entitled to compensation in the event his or her employment terminates. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which employment is terminated. The relevant agreements and terms of awards applicable to named executive officers are described below, followed by a table that quantifies the amount that would become payable to each Spectra Energy named executive officer as a result of his or her termination of employment. The amounts shown assume that such termination was effective as of December 31, 2008 and are estimates of the amounts that would be paid. The actual amounts that would be paid can only be determined at the time of the named executive officer’s termination of employment. Because Ms. Wyrsch and Mr. Garner ended their employment prior to December 31, 2008, they are excluded from the table.

The following table summarizes the consequences under Duke Energy’s long-term incentive award agreements, without giving effect to the change in control agreements described below, that would occur in the event of the termination of employment of a Spectra Energy named executive officer.

Event	Consequences
Termination with cause	Phantom Shares and Options—the executive’s right to unvested portion of award terminates immediately

Voluntary termination (not retirement eligible)	Phantom Shares and Options—the executive’s right to unvested portion of award terminates immediately

Involuntary termination without cause (not retirement eligible)	Phantom Shares—prorated portion of award vests

Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Shares—continue to vest

Involuntary or good reason termination after a Change in Control	Phantom Shares—award vests

Death or Disability	Phantom Shares—prorated portion of award vests

The following table summarizes the consequences under Spectra Energy and Spectra Energy Partners’ long-term incentive award agreements, without giving effect to the change in control agreements described below, that would occur in the event of the termination of employment of a Spectra Energy named executive officer.

Event	Consequences
Termination with cause	Phantom Shares, Performance Shares and Options—the executive’s right to unvested portion of award terminates immediately

Voluntary termination (not retirement eligible)	Phantom Shares, Performance Shares and Options—the executive’s right to unvested portion of award terminates immediately

Involuntary termination without cause (not retirement eligible)

Phantom Shares—prorated portion of award vests

Performance Shares—prorated portion of award vests based on actual performance after performance period ends

Options—the executive’s right to unvested shares terminates immediately

Voluntary termination or involuntary termination without cause (retirement eligible)	Phantom Shares—prorated portion of award continues to vest Performance Shares—prorated portion of award vests based on actual performance after performance period ends Options—continue to vest

Involuntary or good reason termination after a Change in Control	Phantom Shares—award vests Performance Shares—award vests based on target performance Options—award vests

Death or Disability	Phantom Shares—award vests Performance Shares—award vests based on target performance Options—award vests

Effective with the formation of Spectra Energy, executive officers entered into change in control agreements with Spectra Energy. The agreements have an initial term of two years, after which the agreements automatically extend from the first date of each month for one additional month, unless six months prior written notice is provided.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” of Spectra Energy, other than termination: (1) by Spectra Energy for “cause”; (2) by reason of death or disability; or (3) of the executive for other than “good reason” (each such term as defined in the agreements). Payments and benefits include: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”; (3) continued medical, dental and basic life insurance coverage for a two-year period (or a lump sum cash payment of equivalent value); and (4) a lump-sum cash payment representing the amount Spectra Energy would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period. In addition, under certain circumstances, the agreements may provide for continued vesting of certain long-term incentive awards for two additional years.

Under the change in control agreements, each Spectra Energy named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

Mr. Fowler served as our president and chief executive officer through December 31, 2008, at which time he retired. Following his retirement, Mr. Fowler is entitled to receive all benefits for which he qualified under the terms of Company plans, programs, policies and practices under which he is covered. For Mr. Fowler, the table below only sets forth payments he received on account of his retirement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

A CHANGE IN CONTROL (“CIC”)

Name and Triggering Event(1)	Cash Severance Payment(2) ($)	Incremental Retirement Plan Benefit(3) ($)	Welfare and Similar Benefits(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Total ($)
Fred J. Fowler
• Retirement	0	0	231,655	0	0	231,655
Gregory L. Ebel
• Voluntary termination or termination with cause	0	0	19,231	0	0	19,231
• Involuntary termination without cause	0	0	19,231	539,459	0	558,690
• Involuntary or good reason termination after a CIC	1,750,000	173,837	52,098	1,839,923	0	3,815,858
• Death	0	0	19,231	1,786,279	0	1,805,510
• Disability	0	0	19,231	1,786,279	0	1,805,510
Alan N. Harris
• Termination with cause	0	0	16,346	0	0	16,346
• Voluntary or involuntary termination without cause	0	0	57,212	381,522	0	438,734
• Involuntary or good reason termination after a CIC	1,360,000	147,311	49,213	1,009,976	0	2,566,500
• Death	0	0	16,346	929,611	0	945,957
• Disability	0	0	16,346	929,611	0	945,957
Dorothy M. Ables
• Voluntary termination or termination with cause	0	0	6,646	0	0	6,646
• Involuntary termination without cause	0	0	6,646	161,566	0	168,212
• Involuntary or good reason termination after a CIC	864,000	91,572	29,133	451,581	0	1,436,286
• Death	0	0	6,646	372,742	0	379,388
• Disability	0	0	6,646	372,742	0	379,388
Sabra L. Harrington
• Voluntary termination or termination with cause	0	0	9,969	0	0	9,969
• Involuntary termination without cause	0	0	9,969	103,735	0	113,704
• Involuntary or good reason termination after a CIC	864,000	90,331	22,166	324,969	0	1,301,466
• Death	0	0	9,969	297,245	0	307,214
• Disability	0	0	9,969	297,245	0	307,214

(1)	Amounts in the table represent obligations of Spectra Energy under agreements currently in place at Spectra Energy, and valued as of December 31, 2008.
(2)

Amounts listed under “Cash Severance Payment” are payable under the terms of the named executive officer’s change in control agreement. The severance benefits set forth above do not include accrued salary and bonus payments earned but not paid through December 31, 2008; however, such amounts are reflected in the Summary Compensation Table above.

(3)

Pursuant to the Change in Control Agreements of Messrs. Ebel and Harris and Mses. Ables and Harrington amounts listed under “Incremental Retirement Plan Benefit” represent the additional amounts that would be credited in respect of the Spectra Energy Retirement Cash Balance Plan, Spectra Energy Executive Cash Balance Plan, Spectra Energy Retirement Savings Plan and the Spectra Energy Executive Savings Plan in the event the named executive officer continued to be employed by Spectra Energy for two additional years, at his or her rate of base salary as in effect on December 31, 2008.

(4)

Amounts listed under “Welfare and Similar Benefits” include accrued vacation and the amount that would be paid to each named executive officer who has entered into a Change in Control Agreement in lieu of providing continued welfare benefits for 24 months.

(5)

The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded stock as a result of each termination event listed. For Mr. Harris, who is retirement eligible, the amounts also include the continued vesting of previously awarded stock after the applicable termination event.

(6)

The number of shares of common stock underlying options for which (a) vesting is accelerated upon the applicable termination event or (b) vesting continues after the applicable termination event (i.e., due to the executives being retirement eligible) for Messrs. Ebel and Harris and Mses. Ables and Harrington were 51,132; 41,266; 22,266 and 14,800, respectively. The exercise price for these options is higher than the price of Spectra Energy common stock on December 31, 2008 and therefore, the amounts listed under “Option Awards” are zero.

The amounts listed in the preceding table have been determined based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each Spectra Energy named executive officer’s termination of employment. The amounts described in the table do not include compensation to which each Spectra Energy named executive officer would be entitled without regard to his or her termination of employment, including (a) base salary and short-term incentives that have been earned but not yet paid, and (b) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

With respect to each Spectra Energy named executive officer who is covered by a change in control agreement, the amounts shown above do not reflect the fact that if, in the event that payments to the executive in connection with a change in control otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, such payments may be reduced to the extent necessary so that the excise tax does not apply.

The amounts shown above with respect to outstanding Spectra Energy, Spectra Energy Partners and Duke Energy stock awards and option awards were calculated based on a variety of assumptions, including the following: (a) the Spectra Energy named executive officer terminated employment on the last day of 2008; (b) a stock price for Spectra Energy common stock equal to $15.74, for Spectra Energy Partners units equal to $19.78 and for Duke Energy common stock equal to $15.01, which were the closing prices on December 31, 2008; (c) the continuation of Spectra Energy’s and Duke Energy’s dividend and Spectra Energy Partners’ distribution at the rate in effect on December 31, 2008; and (d) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Mr. Harris reflect the fact that, upon termination for any reason, he would receive the full value of all unvested Duke-granted phantom share awards and the dividends that would be paid on such shares for the remainder of the original vesting period, in accordance with the terms of the awards, because he has attained retirement age.

If a change in control of Spectra Energy occurred on December 31, 2008, the outstanding performance share awards would be paid out assuming target performance. As of December 31, 2008, the performance shares that would be paid as a result of these accelerated vesting provisions would have had a value of $275,049; $181,170; $85,644; and $88,938 for Messrs. Ebel and Harris and Mses. Ables and Harrington, respectively.

Former Officers

Former President and Chief Executive Officer, Spectra Energy Transmission. Ms. Wyrsch and Spectra Energy entered into an agreement on October 15, 2008 under which her employment with Spectra Energy ended. Ms. Wyrsch remained an employee of the company through December 22, 2008. The table below outlines payments Ms. Wyrsch was entitled to under this agreement.

Benefit Type	Amount
Cash Severance	$3,160,000
Short-Term Incentive	$633,578
Health and Welfare Benefits Continuation	$20,000
Accrued Vacation	$34,616
Outplacement Assistance	$50,000
Attorney Fees	$15,000
Vested Stock Awards	$653,718

Total	$4,566,912

Former General Counsel and Corporate Secretary, Spectra Energy Corp. Mr. Garner and Spectra Energy entered into an agreement on November 4, 2008 under which his employment with Spectra Energy ended. Mr. Garner remained an employee of the company through December 22, 2008. The table below outlines payments Mr. Garner was entitled to under this agreement.

Benefit Type	Amount
Cash Severance	$1,413,750
Short-Term Incentive	$397,202
Health and Welfare Benefits Continuation	$10,000
Accrued Vacation	$43,269
Outplacement Assistance	$20,000
Attorney Fees	$15,000
Vested Stock Awards	$240,078

Total	$2,139,299

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board of Directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Committee’s charter is available on our website at www.spectraenergy.com/investors/governance and is summarized below:

Membership. The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (iv) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

Investigations and Evaluations. The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at Spectra Energy’s expense, and in the Committee’s sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by Spectra Energy. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

All of our Board committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics and Code of Business Conduct & Ethics for Directors are available on our website at www.spectraenergy.com/investors/governance and are available in print upon request. Any amendment to or waiver from our Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on our website.

Director Candidates

Profile. We look for the following characteristics in any candidate for nominee to serve on our Board:

•	fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•	a genuine interest in Spectra Energy and a recognition that, as a member of the Board, one is accountable to the shareholders of Spectra Energy, not to any particular interest group;

•	a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•

present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•	no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Spectra Energy and its shareholders;

•	the ability and willingness to spend the time required to function effectively as a director;

•	compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Spectra Energy as a director;

•	independent opinions and willingness to state them in a constructive manner; and

•	willingness to become a shareholder of Spectra Energy (within a reasonable time of election to the Board).

Nominees. The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers the shareholder nominee’s independence with respect to both Spectra Energy and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to the Corporate Governance Committee, c/o Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•	the name and address of the recommending shareholder(s), and the number of shares of common stock of Spectra Energy that are beneficially owned by the recommending shareholder(s);

•

a representation that the recommending shareholder(s) is a holder of record of stock of Spectra Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name, age, business address and principal occupation and employment of the recommended nominee;

•

any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

•

any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules and Securities and Exchange Commission rules and regulations;

•

a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the recommending shareholder(s);

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee’s willingness to be a director, and (3) consenting to serve as a director if so elected;

•

if the recommending shareholder(s) has beneficially owned more than 5% of Spectra Energy’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•	if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience, (2) the class and number of shares of capital stock of Spectra Energy, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and Spectra Energy’s management.

Resignation Policy

Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Spectra Energy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Dennis R. Hendrix (Chair)

Pamela L. Carter

William T. Esrey

Peter B. Hamilton

PROPOSAL 3—RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Independent Public Accountants

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte) for Spectra Energy for 2007 and 2008:

Type of Fees	2008	2007
	(in millions)
Audit Fees (a)	$6.5	$7.2
Audit-Related Fees (b)	1.0	0.3
Tax Fees (c)	0.2	—
All Other Fees (d)	0.1	0.1

Total Fee:	$7.8	$7.6

(a)	Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of our Consolidated Financial Statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit Fees also includes fees billed or expected to be billed by Deloitte for professional services for the audit of our internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
(b)	Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of our financial statements, including assistance with acquisitions and divestitures, internal control reviews and employee benefit plan audits. Audit-Related Fees also include comfort and consent letters in connection with SEC filings and financing transactions.
(c)	Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.
(d)	All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages.

To safeguard the continued independence of the independent auditor, our Audit Committee adopted a policy that prevents our independent auditor from providing services to us and our subsidiaries that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy also provides that independent auditors are only permitted to provide services to us and our subsidiaries that have been pre-approved by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to the policy, all audit services require advance approval by these Audit Committees. All other services by the independent auditor that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee or the Audit Committee of Spectra Energy Partners, LP. Pursuant to applicable provisions of the Securities Exchange Act of 1934, as amended, the Audit Committees have delegated approval authority to the Chairman of each Audit Committee. The Chairman has presented all approval decisions to the full Audit Committee. All engagements performed by the independent auditor were approved by the Audit Committee pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Spectra Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Spectra Energy’s directors and executive officers, and any persons owning more than ten percent of Spectra Energy’s common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Spectra Energy. Spectra Energy prepares and files these reports on behalf of its directors and executive officers. During 2008, Form 4s reporting one transaction for each of Mr. Anderson and Mr. Capps was filed after its due date. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2008.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2010 Annual Meeting of shareholders, we must receive it by November 16, 2009.

In addition, if you wish to introduce business at our 2010 Annual Meeting (other than proposals to be included in the proxy statement), you must send us written notice of the matter. Your notice must comply with the requirements of our By-laws, and we must receive it no earlier than January 7, 2010 and no later than February 8, 2010. The individuals named as proxy holders for our 2010 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to Spectra Energy’s Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

Electronic Delivery of the 2009 Annual Report and Proxy Materials

If you received a paper version of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces Spectra Energy’s printing and postage costs associated with paper publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Spectra Energy.

In order to enroll for electronic delivery, go to http://enroll.icsdelivery.com/SE and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Spectra Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at 713-627-4606 or by e-mail at investorrelations@spectraenergy.com.

Householding Information

Spectra Energy has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the Annual Report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings or Stock Purchase and Dividend Reinvestment Plan statement mailings, in any way.

If you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at 713-627-4606, by email at investorrelations@spectraenergy.com, or by mail at 5400 Westheimer Court, Houston, Texas 77056, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our Annual Report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the Annual Report and proxy statement upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Appendix A

Text of Proposed Amendments to Certificate of Incorporation

to Eliminate Classified Structure of the Board

(Amendments to Article FIFTH)

ARTICLE FIFTH

Board of Directors

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors in the manner provided in the By-Laws of the Corporation.

(c) Each director shall serve for a one-year term ending on the next annual meeting following the annual meeting at which such director was elected; provided that (i) the term of the members of the Board of Directors elected as Class I directors at the 2007 annual meeting shall terminate at the 2010 annual meeting, and (ii) the term of the members of the Board of Directors elected as Class II directors at the 2008 annual meeting shall terminate at the 2011 annual meeting. A director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2007 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2008 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2009 annual meeting. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.~~

(d) Except as provided in Paragraph (e) of this Article FIFTH, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.~~ Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the

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holders of at least a majority of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series.~~, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms~~.

(f) Election of directors need not be by written ballot unless the By-Laws so provide.

(g) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Spectra Energy Corp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.,
Eastern Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Spectra Energy Corp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPTRE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPECTRA ENERGY CORP	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR IN PROPOSAL 2 AND “FOR” PROPOSALS 1 AND 3.	☐	☐	☐

Proposal 2: ELECTION OF DIRECTORS

01) Gregory L. Ebel
02) Peter B. Hamilton
03) Michael E. J. Phelps
					For	Against	Abstain
Proposal 1: APPROVAL OF AN AMENDMENT TO SPECTRA ENERGY’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF ITS BOARD OF DIRECTORS

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO SPECTRA ENERGY’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF ITS BOARD OF DIRECTORS.				☐	☐	☐

	Proposal 3: RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009				☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009.

In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

PLEASE VOTE YOUR PROXY TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

THANK YOU FOR VOTING!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

SPTRE2

SPECTRA ENERGY CORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 7, 2009

The undersigned hereby appoints Patrick J. Hester, J. Patrick Reddy and Patrica M. Rice, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Spectra Energy Corp to be held on Thursday, May 7, 2009, at 10:00 a.m., Central Time, at the company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
IMPORTANT- THIS PROXY CARD MUST BE SIGNED AND DATED. REFER TO REVERSE SIDE FOR INTERNET AND TELEPHONE VOTE INSTRUCTIONS.